Exhibit 99.2

EXPLANATORY NOTE

On January 10, 2017, NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM”) merged with and into Colony NorthStar, Inc., a Maryland corporation (“Colony NorthStar”) in order to redomesticate NSAM into a Maryland corporation with Colony NorthStar surviving the merger, followed by a series of internal reorganization transactions with subsidiaries of NorthStar Realty Finance Corp., a Maryland corporation (“NRF”) resulting in NRF becoming a wholly owned subsidiary of one such subsidiary (“New NRF Parent”), and the merger of New NRF Parent with and into Colony NorthStar, and finally the merger of Colony Capital Inc., a Maryland corporation (“Colony”), with and into Colony NorthStar, with Colony NorthStar surviving each of such merger transactions as the combined company (collectively, the “Mergers”), pursuant to the Agreement and Plans of Merger, dated as of June 2, 2016, by and among NSAM, Colony, NRF, Colony NorthStar (formerly known as New Polaris Inc.), New NRF Parent, NorthStar Realty Finance Limited Partnership, Sirius Merger Sub-T, LLC, and New Sirius Merger Sub LLC, as amended from time to time (the “Merger Agreement”). Entry into the Merger Agreement was previously announced by Colony, NSAM and NRF on each of their respective Current Reports on Forms 8-K filed with the Securities and Exchange Commission on June 7, 2016. As a result of the Mergers, Colony NorthStar became the successor to NSAM, and, pursuant to Rule 12g-3(a) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Class A common stock of Colony NorthStar, as the successor issuer to NSAM, are deemed registered under Section 12(b) of the Exchange Act. Following the Mergers, the Class A common stock of Colony NorthStar was listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLNS” in the same manner that shares of common stock of NSAM was listed on the NYSE.

Unless the context requires otherwise, references in this document to “Colony NorthStar,” “the Company,” “we,” “us,” “our” or “our company” are to, collectively, Colony NorthStar, Inc., a Maryland corporation and all of our subsidiaries included in our consolidated financial statements, and our predecessor, NorthStar Asset Management Group Inc., a Delaware corporation. References in this prospectus supplement to “Operating Partnership” or the “OP” are to Colony Capital Operating Company, LLC, a Delaware limited liability company.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act, and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a detailed discussion of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements, see any risk factors contained herein, and in other documents that we may file from time to time in the future with the SEC. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

RISK FACTORS

Risks Related to Our Business Combinations

The Colony NorthStar Merger

We may not realize the anticipated benefits of the Mergers.

If we are not able to combine successfully the businesses of NSAM, Colony and NRF in an efficient and effective manner, the anticipated benefits and cost savings of the Mergers may not be realized fully, or at all, or may take longer to realize than expected, and the value of our common stock may be adversely affected.

An inability to realize the full extent of the anticipated benefits of the Mergers and related transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of our company, which may adversely affect the value of our common stock.

Our management has to dedicate substantial effort to integrating the businesses of NSAM, Colony and NRF during the integration process. These efforts may divert our management’s focus and resources from our business, corporate initiatives or strategic opportunities. In addition, the actual integration as a result of the Mergers may result in additional and unforeseen expenses and the anticipated benefits of the integration may not be realized. Actual growth and cost savings, if achieved, may be lower than what we expected and may take longer to achieve than anticipated. Difficulties associated with managing our larger and more complex portfolio could prevent us from realizing the anticipated benefits of the Mergers and have a material adverse effect on our business. If we are not able to address integration challenges adequately, we may be unable to integrate successfully the operations of NSAM, Colony and NRF or to realize the anticipated benefits of the integration.

In addition, the changes in senior management could negatively impact the results of operations of our company, particularly as it relates to the business associated with NSAM and NRF prior to the Mergers.

We face risks different from those previously faced by NSAM, Colony and NRF, which may affect our results of operations and the market price of our Class A common stock.

Our business differs from that of NSAM, Colony and NRF, and, accordingly, the results of operations and financial condition of our company may be affected by factors different from those that affected NSAM’s, Colony’s or NRF’s results of operations and financial condition prior to the Mergers. Examples of differences between NSAM’s, Colony’s and NRF’s businesses and the new or increased risks we face include:

•	a large increase in the amount of assets under management and a diversification of types of assets under management, which may create risks related to scaling and combining of the platforms necessary to manage the combined assets of the companies;

•	additional conflicts between and among the clients and managed vehicles of the company;

•	certain investment vehicles managed by NSAM and Colony may compete for investment opportunities and may be adversely impacted to the extent such opportunities are allocated between them;

•	our possible failure to successfully implement our plan to optimize our combined portfolio consisting primarily of owned real estate; and

•	our larger and newly combined team of management and employees may require time to become fully effective and may not be able to achieve our anticipated synergies and higher earnings growth.

The market price of our Class A common stock may be volatile and holders of our Class A common stock could lose a significant portion of their investment due to drops in the market price of our Class A common stock.

The market price of our Class A common stock may be volatile as a result of the Mergers and stockholders may not be able to resell their common stock at or above the implied price at which they acquired such common stock pursuant to the merger agreement or otherwise due to fluctuations in the market price of our Class A common stock, including changes in market price caused by factors unrelated to the our operating performance or prospects.

Specific factors that may have a significant effect on the market price of our Class A common stock following completion of the Mergers include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other companies comparable to it or companies in the industries we serve;

•	actual or anticipated fluctuations in the our operating results or future prospects;

•	reactions to public announcements by us;

•	strategic actions taken by our company or our competitors, such as the intended business separations, acquisitions or restructurings;

•	failure of our company to achieve the perceived benefits of the transactions, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of common stock by our company, members of our management team or significant stockholders.

We will be subject to business uncertainties and certain operation restrictions following the Mergers.

Uncertainty about the effect of the Mergers on employees and clients may have an adverse effect on us following the Mergers. These uncertainties could disrupt our business and impair our ability to attract, retain and motivate key personnel, and cause clients and others that deal with us to seek to change existing business relationships, cease doing business with us or cause potential new clients to delay doing business with us. Retention and motivation of certain employees may be challenging due to the uncertainty and difficulty of integration or a desire not to remain with us.

Our tax protection agreement could limit our ability to sell certain properties, engage in a strategic transaction or reduce our level of indebtedness, which could materially and adversely affect us.

Prior to the closing of the Mergers, Colony Capital, LLC (“CCLLC”), CCH Management Partners I, LLC, FHB Holding LLC and Richard B. Saltzman, each of which we refer to as a protected member, entered into a tax protection agreement with Colony and Colony OP, which we refer to as the TPA. The TPA provides that each protected member is indemnified on an after-tax basis for any Section 704(c) gain, calculated as provided in the TPA, as a result of a transaction occurring during the period commencing on June 3, 2016 and ending on the fifth anniversary of the closing of the Mergers and that is considered to be a sale of the tax goodwill or going concern value or airplane owned by Colony OP and contributed (directly or indirectly) by such protected members, which we refer to, collectively, as the protected property, other than on transfers to the protected members or persons or entities related to the protected members. The TPA also applies to a merger or other transaction that would convert interests in Colony OP held by the protected members to cash or otherwise result in a taxable disposition of such interests, but does not apply to a transaction in which the equity interests of the protected members are maintained in a manner that does not trigger gain or offers the protected members the option to roll over their investment into an equity interest that is substantially equivalent (including value, profit and loss share, distribution rights and liquidity) to the equity interests exchanged in such transaction.

If our tax indemnification obligations are triggered under these agreements, we will be required to pay damages for the resulting tax consequences to the protected members and the calculation of damages will not be based on the time value of money or the time remaining within the restricted period. Moreover, these obligations may restrict our ability to engage in a strategic transaction. In addition, these obligations may require us to maintain more or different indebtedness than we would otherwise require for our business. Colony OP estimates that if all of its assets subject to the TPA are sold in a taxable transaction, its indemnification obligations (based on tax rates applicable for the taxable year ending December 31, 2016 and exchange values and including additional payments to compensate the protected members for additional tax liabilities resulting from the indemnification payments) would be approximately $410 million.

Tax consequences to holders of operating partnership units upon a sale or refinancing of our properties may cause the interests of certain members of our senior management team to differ from your own.

As a result of the unrealized built-in gain attributable to a property at the time of contribution, some holders of operating partnership units, including the protected members may suffer different and more adverse tax consequences than holders of common stock or other holders of operating partnership units upon the sale or refinancing of the properties owned by the operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event.

As those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all. As a result, the effect of certain transactions on the protected members may influence their decisions affecting these properties and may cause them to attempt to delay, defer or prevent a transaction that might otherwise be in the best interests of our other stockholders. As a result of entering into the TPA described above, the protected members may have an incentive to cause us to enter into transactions from which they may personally benefit.

We expect to continue to incur significant costs in connection with the consummation of the Mergers and the integration of the companies.

We expect to incur significant costs in connection with consummating the Mergers and integrating the portfolios of NSAM, Colony and NRF our portfolio, including unanticipated costs and the assumption of known and unknown liabilities. While we assume that a certain level of transaction and integration expenses will be incurred, there are factors beyond our control that could affect the total amount or the timing of our integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Although NSAM, Colony and NRF aimed to eliminate duplicative costs, and realize other efficiencies related to the integration of the three businesses, allowing us to offset incremental expenses over time, the net benefit may not be achieved in the near term, or at all.

We cannot assure you that we will pay distributions following the Mergers equal to the levels projected by the companies in advance of the Mergers or at the levels paid by NSAM, Colony and NRF individually, prior to consummation of the Mergers.

Our common stockholders may not receive distributions to be paid following the Mergers equal to the levels projected by the companies to be paid following the Mergers or equivalent to the levels paid by NSAM, Colony or NRF prior to consummation of the Mergers for various reasons, including, but not limited to, the following:

•	we may not have enough unrestricted funds to pay such distributions due to changes in our cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in which amounts to make any future distributions are at the discretion of our board and will be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Maryland law, restrictions our borrowing agreements that limit our ability to pay dividends to stockholders, the rights of holders of our preferred stock to receive dividends in respect of such shares prior to our being permitted to pay any dividends in respect of our common stock and other factors the our board deems relevant; and

•	we may desire to retain cash to improve our credit profile or for other reasons.

In particular, we anticipate that the level of distributions to be paid by us will be lower than the level of distributions previously paid by NRF. Our common stockholders have no contractual or other legal right to distributions that have not been declared by our board.

At the closing of the Mergers, we assumed liabilities and obligations of NSAM, Colony and NRF.

Following the Mergers, we assumed the liabilities and obligations of NSAM, Colony and NRF, including NRF’s obligations under its exchangeable senior notes and Colony’s obligations under its convertible notes. These liabilities could have a material adverse effect on our business to the extent each of NSAM, Colony and NRF has not identified such liabilities or has underestimated the nature, amount or significance, based on amount or otherwise, of such liabilities.

We may be unable to retain necessary NSAM, Colony and/or NRF personnel.

The success of the Mergers depends on our ability to retain the key employees previously employed by NSAM, Colony and/or NRF. It is possible that these employees may decide not to remain us. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, our business activities may be adversely affected and management’s attention may be diverted from successfully integrating the companies to hiring suitable replacements, all of which may cause our business to suffer. In addition, we may not be able to locate suitable replacements for any key employees or to offer employment to potential replacements on reasonable terms. Further, it is expected that certain executive officers previously of NSAM and NRF will depart after providing transition services to us, which may cause our business to be adversely affected.

General market conditions and unpredictable factors could adversely affect market prices of our preferred stock following the exchange for Colony preferred stock and NRF preferred stock in connection with the Mergers.

There can be no assurance about the market prices of our preferred stock that was exchanged for Colony preferred stock and NRF preferred stock, as applicable, in connection with the Mergers. Several factors, many of which are beyond our control, could influence the market prices of our preferred stock, including:

•	whether we declare or fail to declare dividends on our preferred stock from time to time;

•	real or anticipated changes in the credit ratings assigned to our securities;

•	our creditworthiness and credit profile;

•	interest rates;

•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, corporate, securities market, geopolitical, regulatory or judicial events that affect us, the asset management or real estate industries or the financial markets generally.

Shares of our common stock and preferred stock rank junior to all indebtedness of, and other non-equity claims on, our company with respect to assets available to satisfy such claims. The market prices of our Class A common stock and preferred stock may be affected by factors different from those currently affecting the previous market prices of Colony preferred stock, NRF common stock or NRF preferred stock.

The Colony Combination

On April 2, 2015, Colony’s operating partnership acquired substantially all of the real estate and investment management businesses and operations of CCLLC, the former parent company of Colony Financial Manager, LLC (the “Manager”), Colony’s manager (the “Combination”). Risks and uncertainties related to the Combination are described below.

We may not manage integration of the business Colony acquired in the Combination effectively.

We may not manage integration of the business Colony acquired in the Combination effectively. Such integration could be a time-consuming and costly process. We may encounter potential difficulties in the integration process including, among other things, the inability to successfully achieve the cost savings, operational efficiencies or other anticipated strategic and financial benefits anticipated to result from the Combination within the expected timeframe or at all. For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of our management, the disruption of our ongoing business or inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with vendors and employees or to achieve the anticipated benefits of the Combination, or could otherwise adversely affect our business and financial results. Therefore, the failure to plan and manage the Combination effectively could have a material adverse effect on our business, financial condition and results of operations, and we may not realize the anticipated cost savings benefits.

The Townsend Acquisition

On January 29, 2016, NSAM acquired an 84% interest in Townsend Holdings, LLC (“Townsend”), a leading global provider of investment management and advisory services focused on real assets, for approximately $383 million, subject to customary post-closing adjustments. The risks and uncertainties described below are related to the Townsend acquisition.

We may not realize the anticipated benefits of the Townsend acquisition.

The acquisition of Townsend in 2016 is expected to result in certain benefits to us, including, among others, providing us the potential to grow our revenue from Townsend’s base management fees, leverage our and Townsend’s respective platforms to drive future growth, and achieve our expected earnings accretion. There can be no assurance, however, regarding when or the extent to which we will be able to realize these and any other benefits we expect from the transaction, which may be difficult, unpredictable and subject to delays. There may also be potential unknown or unforeseen liabilities, increased expenses, delays or regulatory conditions associated with the Townsend acquisition, all of which could have a material adverse effect on Townsend and could prevent us from realizing the benefits of the acquisition. Furthermore, the success of Townsend and our acquisition of Townsend depends, to a significant extent, upon the continued services of Townsend’s key personnel, including its executive officers, to operate Townsend’s day-to-day business. For instance, the extent and nature of the experience of Townsend’s executive officers and the nature of the relationships they have developed with Townsend’s clients are critical to the success of Townsend. Although certain of Townsend’s existing management received equity interests in us, retained equity interests in Townsend and are subject to employee and non-competition agreements, there can be no assurances that Townsend’s key personnel will continue employment with Townsend. The loss of key Townsend personnel could harm the Townsend business and could impact negatively, or cause us to not realize, the anticipated benefits of the transaction to us.

Risks Related to Our Business

Risks Related to Our Business Generally

Volatility, disruption or uncertainty in the financial markets may impair our ability to raise capital, obtain new financing or refinance existing obligations and fund real estate activities.

The global financial markets have experienced pervasive and fundamental disruptions. Market disruption, volatility or uncertainty could materially adversely impact our ability to raise capital, obtain new financing or refinance our existing obligations as they mature and fund real estate activities. In addition, market disruption, volatility or uncertainty may also expose us to increased litigation and shareholder activism. These conditions could materially disrupt our business, operations and ability to make distributions to stockholders. Market volatility could also lead to significant uncertainty in the valuation of our investments, which may result in a substantial decrease in the value of our properties. As a result, we may not be able to recover the carrying amount of such investments and the associated goodwill, if any, which may require us to recognize impairment charges in earnings.

The commercial real estate (“CRE”) industry has been and may continue to be adversely affected by economic conditions in the U.S. and global financial markets generally.

Our business and operations are currently dependent on the commercial real estate industry generally, which in turn is dependent upon broad economic conditions in the United States, Europe, China and elsewhere. Recently, concerns over global economic conditions, energy and other commodity prices, geopolitical issues, deflation, Federal Reserve short term rate decisions, foreign exchange rates, the availability and cost of credit, the sovereign debt crisis, the Chinese economy, the U.S. mortgage market and a potentially weakening real estate market in the United States have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of oil and declining business and consumer confidence, may precipitate an economic slowdown, as well as cause extreme volatility in security prices. Global economic and political headwinds, along with global market instability and the risk of maturing commercial real estate debt that may have difficulties being refinanced, may continue to cause periodic volatility in the commercial real estate market for some time. Adverse conditions in the commercial real estate industry could harm our business and financial condition by, among other factors, the tightening of the credit markets, decline in the value of our real estate and the real estate of the companies that we manage and continuing credit and liquidity concerns.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

Our investment in certain assets may decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders. If long-term interest rates increased significantly, the market value of certain investments may decline, and the duration and weighted average life of these investments may increase. As a result, we could realize a loss if these investments were sold prior to maturity.

In addition, in a period of rising interest rates, our operating results will partially depend on the difference between the income from our assets and financing costs. We anticipate that, in some cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Increases in these rates could decrease our net income and the market value of our assets.

Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected. An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and make distributions to our stockholders.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses. As a result of the foregoing, significant fluctuations in interest rates could materially and adversely affect our results of operations, financial conditions and our ability to make distributions to our stockholders.

We conduct business internationally, which may subject us to numerous political, economic, market, reputational, operational, legal and other risks that could adversely impact our business and results of operations.

We conduct business internationally and continue to grow our international operations. In addition, we and the companies that we manage have international investments. Our international operations may be affected by factors peculiar to the laws of the jurisdiction in which our business and the business of the companies that we manage is located and these laws may expose us and the companies that we manage to risks that are different from and/or in addition to those commonly found in the United States.

Fluctuations in foreign currencies, exchange controls and other restrictions on the repatriation of funds, may significantly affect our operating performance, liquidity and the value of any cash held outside the United States in local currency. In particular, repatriation of earnings generated by our foreign subsidiaries to the United States may be inefficient from a tax perspective. Although we generally use collars (consisting of puts and calls) and forwards to hedge the foreign currency exposure of our investments, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. In addition, changes in policies or laws of U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on fund transfers, capital raising or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. Any actions by countries in which we conduct business to reverse policies that encourage investment could adversely affect our business. If we fail to realize the anticipated growth of our future international operations, our business and operating results could suffer.

We may not realize the anticipated benefits of our strategic partnerships and joint ventures.

We have and may continue to enter into strategic partnerships and joint ventures to support the significant growth of our business. We may also make investments in partnerships or other co-ownership arrangements or participations with third parties. In connection with our investments, our partners provide, among other things, property management, investment advisory, sub-advisory and other services to us and certain of the companies that we manage. We may not realize any of the anticipated benefits of our strategic partnerships and joint ventures. Such investments and any future strategic partnerships and/or joint ventures subject us and the companies we manage to risks and uncertainties not otherwise present with other methods of investment. In addition, to the extent our joint venture investment represents a minority interest in the joint venture, the controlling partner(s) may be able to take actions which are not in our best interests or the best interests of the companies we manage because of our lack of full control. Furthermore, to the extent that our joint venture partner provides services to the companies we manage, certain conflicts of interest will exist. Any of the above might subject us to liabilities and thus reduce our returns on our investment with that joint venture partner. In addition, disagreements or disputes between us and our joint venture partner could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business.

Our ability to operate our business successfully would be harmed if key personnel terminate their employment with us.

Our future success depends, to a significant extent, upon the continued services of our key personnel, including our executive officers, which include our Executive Chairman, Thomas J. Barrack, Jr., our Executive Vice Chairman, David Hamamoto and our Chief Executive Officer, Richard B. Saltzman, in particular, and the services of the other members of our senior management team, including Messrs. Tangen, Sanders and Traenkle, who each entered into an employment agreement with us. For instance, the extent and nature of the experience of our executive officers and the nature of the relationships they have developed with real estate professionals and financial institutions are critical to the success of our business. We cannot assure stockholders of their continued employment with us. The loss of services of certain of our executive officers could have a material adverse effect on our business, financial condition, results of operations and ability to effectively operate our business.

Our board of directors has adopted, and will likely continue to adopt, certain incentive plans to create incentives that will allow us to retain and attract the services of key employees. These incentive plans may be tied to the performance of our Class A common stock. Additionally, competition for experienced real estate professionals could require us to pay higher wages and provide additional benefits to attract qualified employees, which could result in higher compensation expenses to us. Further, the agreements we entered into with certain members of our senior management team contain certain restrictions on these executives, including a restriction on engaging in activities that are deemed competitive to our business. Although we believe these covenants to be enforceable under current law in the states in which we do business, there can be no guarantee that if our executives were to breach these covenants and engage in competitive activities, a court of law would fully enforce these restrictions. If our executives were to terminate their employment with us and engage in competitive activities, such activities could have a material adverse effect on our business, financial condition and results of operations.

We require additional capital to continue to operate and grow our business and portfolio of target assets, and the failure to obtain such financing would have a material adverse effect on our business, financial condition, results of operations and ability to maintain our distributions to our stockholders.

We require capital to fund acquisitions and originations of our target assets, to fund our operations, including overhead costs, to fund distributions to our stockholders and to repay principal and interest on our borrowings. We expect to meet our capital requirements using cash on hand, cash flow generated from our operations, and principal and interest payments received from our investments. However, because of distribution requirements imposed on us to qualify as a real estate investment trust (“REIT”), which generally require that we distribute to our stockholders 90% of our taxable income, our ability to finance our growth must largely be funded by external sources of capital. As a result, we will have to rely on third-party sources of capital, including public and private offerings of securities and debt financings. Financing may not be available to us when needed, on favorable terms, or at all. In the event that we are unable to obtain adequate financing to fund or grow our business, it would have a material adverse effect on our ability to acquire additional assets and make our debt service payments and our financial condition, results of operations and the ability to fund our distributions to our stockholders would be materially adversely affected.

There can be no assurance that our share repurchase program and planned deleveraging transactions will be successful or that we will repurchase stock at favorable prices or at all.

Subject to the approval of our board of directors, to our ability to continue to qualify as a REIT, and to our ability to access the necessary cash without significant adverse tax consequences, following the closing of the Mergers, we intend to initiate a share repurchase program under which we may repurchase shares of our class A common stock in the open market or otherwise, and/or engage in deleveraging transactions, including repayment of debt or repurchase of preferred stock, in an aggregate amount of up to $1.0 billion. The actual number of shares to be repurchased will depend, however, on the market price of our class A common stock at the time the share repurchase program is implemented. Assuming the entire $1.0 billion program was used to repurchase shares of our class A common stock, and using the closing price of NSAM common stock as reported on the NYSE on January 9, 2017, the program would involve the purchase of approximately 63 million shares of our class A common stock. It is expected that the program would be in effect initially for one year. There can be no assurance as to the number of shares that will be repurchased, if any, or the amount of any deleveraging transactions, and the share repurchase program and/or plans to deleverage can be discontinued at any time.

An economic slowdown, recession or decline in real estate values may cause us to experience losses related to our assets, which may adversely affect our results of operations, the availability and cost of credit and cash available for distribution to our stockholders.

The risks associated with our investments may be more acute during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Our results of operations are materially affected by conditions in the mortgage market, the commercial real estate markets, the financial markets and the economy generally. In recent years, concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets. Furthermore, an economic slowdown may result in continued decreased demand for commercial property, forcing property owners to lower rents on properties with excess supply. To the extent that a property owner has fewer tenants or receives lower rents, such property owners will generate less cash flow on their properties, which increases significantly the likelihood that such property owners will default on their debt service obligations to us. If borrowers default, we may incur losses on our investments with them if the value of any collateral we foreclose upon is insufficient to cover the full amount of such investment, and the funds from such foreclosure may take a significant amount of time to realize. For the foregoing reasons, a weak economy also may result in the increased likelihood of re-default rates even after we have completed loan modifications. In addition, to the extent that we acquire direct interests in commercial or residential real estate, an economic slowdown could adversely impact, among other things, the ability of our tenants to pay rent on a timely basis, if at all, and could result in tenants terminating their leases, choosing not to renew their existing leases or reducing the amount of space that they rent. A deterioration of the real estate market may result in a decline in the market value of our investments or cause us to experience losses related to our assets, which may adversely affect our results of operations, the availability and cost of credit and our ability to make distributions to our stockholders.

In addition, an economic slowdown, recession or decline in real estate values may cause lenders and institutional investors to reduce and, in some cases, cease to provide funding to borrowers, including us, which could make it more difficult for us to obtain financing on favorable terms or at all, in the event that we seek to use leverage to acquire our target assets. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our assets.

We operate in a highly competitive market for investment opportunities, and competition may limit our ability to continue to acquire attractive investments on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire assets, including our target assets, at attractive prices. In acquiring assets, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions, many of whom are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. In recent years, several other REITs have raised, and may raise significant amounts of capital in the future, and may have investment objectives that overlap with ours, which will likely create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government, if we are not eligible to participate in programs established by the U.S. Government as well as borrowings that are governed by the FDIC. In addition, many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments may result in an increase in the price of such assets, which may further limit our ability to generate attractive risk-adjusted returns. Moreover, as conditions in the mortgage market, the financial markets and the economy continue to improve, the availability of commercial mortgage loans that meet our investment objectives and strategies will likely decrease, which will increase competition and may limit us from making investments in our target assets. As a result of such increased competition, we cannot assure you that we will be able to identify and make additional investments that are consistent with our investment objectives, which could have a material adverse effect on our business, financial condition and results of operations.

Continuing concerns regarding European debt, market perceptions concerning the instability of the euro and volatility and price movements in the rate of exchange between the U.S. dollar and the euro could adversely affect our business, results of operations and financing.

Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency, given the diverse economic and political circumstances in individual Eurozone countries and in recent declines and volatility in the value of the euro. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the euro currency entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be uncertain. Such uncertainty would extend to among other things, whether obligations previously expressed to be owed and payable in euros would be re-denominated in a new currency, what laws would govern and the courts of which country would have jurisdiction. These potential developments, or market perceptions concerning these and related issues, could materially adversely affect the value of our euro-denominated assets and obligations.

In addition, market concerns about economic growth in the Eurozone relative to the United States and speculation surrounding the potential impact on the euro of theexit of a country from the Eurozone may continue to exert downward pressure on the rate of exchange between the U.S. dollar and the euro, which may adversely affect our results of operations.

Furthermore, increased uncertainty in the wake of the “Brexit” referendum in the United Kingdom in June 2016, in which the majority of voters voted in favor of an exit from the European Union, has resulted in an increase in volatility in the global financial markets. Uncertainty about global or regional economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, negative financial news, and declines in income or asset values, which could adversely affect the availability of financing, our business and our results of operations.

We may experience a decline in the fair value of our assets, which could materially and adversely affect our results of operations, financial condition and our ability to make distributions to our stockholders.

A decline in the fair market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under accounting principles generally accepted in the United States of America (“GAAP”) if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our stockholders could be materially and adversely affected.

Market conditions in recent years may make it more difficult for us to analyze potential investment opportunities or our portfolio of assets.

Our success depends, in part, on our ability to analyze effectively potential investment opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular investment. To estimate the value of a particular asset, our management may use historical assumptions that may or may not be appropriate in light of the downturn in the real estate market and general economy in recent years. To the extent that our management uses historical assumptions that are inappropriate under current market conditions, we may overpay for an asset or acquire an asset that we otherwise might not acquire, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

In addition, as part of our overall portfolio risk management, we analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. Dislocations in the mortgage market or other developments may change the way that prepayment trends have historically responded to interest rate changes, which may adversely affect our ability to (1) assess the market value of our portfolio of assets, (2) implement our hedging strategies and (3) implement techniques to reduce our prepayment rate volatility. If our estimates prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayments, we may incur losses that could materially and adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments may be rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

The price we pay for acquisitions of real property and the terms of our commercial real estate debt investments will be based on our projections of market demand, occupancy and rental income, as well as on market factors, and our return on our investment may be lower than expected if any of our projections are inaccurate.

The price we pay for real property investments and the terms of our debt investments will be based on our projections of market demand, occupancy levels, rental income, the costs of any development, redevelopment or renovation of a property, borrower expertise and other factors. In addition, increased competition in the real estate market may drive up prices for real estate assets or make loan origination terms less favorable to us. If any of our projections are inaccurate or we ascribe a higher value to assets and their value subsequently drops or fails to rise because of market factors, returns on our investment may be lower than expected and we could experience losses. This may be particularly pronounced during periods of market dislocation.

Failure to implement effective information and cyber security policies, procedures and capabilities could disrupt our business and harm our results of operations.

We are dependent on the effectiveness of our information and cyber security policies, procedures and capabilities to protect our computer and telecommunications systems and the data that resides on or is transmitted through them. An externally caused information security incident, such as a hacker attack, virus or worm, or an internally caused issue, such as failure to control access to sensitive systems, could materially interrupt business operations or cause disclosure or modification of sensitive or confidential information and could result in material financial loss, loss of competitive position, regulatory actions, breach of contracts, reputational harm or legal liability. Furthermore, as an asset manager our business is highly dependent on information technology systems, including systems provided by third parties over which we have no control. Various measures have been implemented to manage our risks related to the information technology systems, but any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our financial performance. Potential sources for disruption, damage or failure of our information technology systems include, without limitation, computer viruses, security breaches, human error, cyber attacks, natural disasters and defects in design.

Significant legal proceedings may adversely affect our results of operations or financial condition.

We may in the future be involved in litigation matters arising in the ordinary course of business and may potentially be involved in other legal proceedings, including securities class actions and regulatory and governmental investigations. We are unable to predict with certainty the eventual outcome of any litigation we may be involved in. Litigation could be more likely in connection with a change of control transaction or during periods of market dislocation or shareholder activism. Developments adverse to us in legal proceedings to which we may be subject in the future could have a material adverse effect on our financial condition, results of operations or our reputation.

If our portfolio management techniques and strategies are not effective, we may be exposed to material unanticipated losses.

We continue to refine our portfolio management techniques, strategies and assessment methods. However, our portfolio management techniques and strategies may not fully mitigate the risk exposure of our operations in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our portfolio management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in our operations and could result in losses.

We may change our business, investment, leverage and financing strategies without stockholder consent.

As the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, our normal investments and businesses. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by us, and such decision would not be subject to stockholder approval. Furthermore, as the market evolves, our board of directors may determine that markets in which we invest do not offer the potential for attractive risk-adjusted returns for an investment strategy that is consistent with our intention to elect and qualify to be taxed as a REIT and to operate in a manner to maintain our exemption from registration under the 1940 Act. For example, if our board of directors believes it would be advisable for us to be a more active seller of loans and securities, our board of directors may determine that we should conduct such business through a taxable REIT subsidiary (“TRS”), or that we should cease to maintain our REIT qualification. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Our ownership of approximately 14% of the common shares of Colony Starwood Homes subjects us to various risks, any of which could have a material adverse effect on our business and results of operations.

As a result of the merger on January 5, 2016 of Colony American Homes, Inc. with Starwood Waypoint Residential Trust (“SWAY”) (renamed Colony Starwood Homes after the merger, with NYSE ticker symbol “SFR”), we own 15.12 million common shares of SFR, which, based on the closing price of the shares as of January 6, 2017, have a value of approximately $440.3 million. Although we have three representatives who are also our employees on SFR’s Board of Trustees, which has a total of 12 trustees, the value of our investment is subject to the strategies and management decisions of the board of directors as a whole and SFR’s management team, as well as the trading price of the SFR common shares on the NYSE. SFR owns and expects to continue to acquire interests in single-family homes for the purpose of renting the homes to tenants. The single-family home rental business is subject to various risks, including the ability of tenants to pay rent, and the failure of a significant number of its tenants to pay rent timely or at all, competition with other housing alternatives and for attractive acquisition opportunities, adverse local and national economic conditions, deterioration in rental markets in which their single-family homes are located, the illiquidity of real estate assets, costs relating to leasing or re-leasing vacant single-family homes and federal, state and local laws, regulations and ordinances and their impact on the ability to manage properties in a cost-effective manner. If any of the foregoing risks were to occur, our investment in SFR could decline in value and our results of operations could be materially and adversely affected.

Misconduct by third-party selling broker-dealers or our broker-dealer sales force could have a material adverse effect on our business.

We rely on selling broker-dealers and our broker-dealer sales force to properly offer equity in our current and future Sponsored Companies to investors in compliance with our selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against us. These actions could also directly or indirectly harm the industry generally or our reputation specifically, which could have a material adverse effect on our business. In addition, we may have indemnification obligations under certain selling agreements and dealer agreements for misconduct by such broker-dealers.

Risks Related to Our Investments in Healthcare Assets

We have significant investments in in healthcare properties, which increases the risks related to owning healthcare real estate properties becoming more material to our business and results of operations.

A significant portion of our real estate investments is concentrated in healthcare properties. As a result of the concentration of healthcare real estate properties, our exposure to the risks inherent in investments in the healthcare sector has also increased, making us more vulnerable to a downturn or slowdown in the healthcare sector. We cannot assure you that future changes in government regulation will not adversely affect the healthcare industry, nor can we be certain that our tenants, operators and managers will achieve and maintain occupancy and rate levels that will enable them to satisfy their obligations to us. Any adverse changes in the regulation of the healthcare industry or the competitiveness of our tenants, operators and managers could have a more pronounced effect on us than if our investments were more diversified.

We do not control the operations of our healthcare properties and we are dependent on the tenants/operators/managers of our healthcare properties.

Our senior housing properties are typically operated by healthcare operators pursuant to net leases or by an independent third-party manager pursuant to management agreements. As a result, we are unable to directly implement strategic business decisions with respect to the daily operation and marketing of our healthcare properties. While we have various rights as the property owner under our leases or management agreements and monitor the tenants/operators/managers’ performance, we have limited recourse under our leases or management agreements if we believe that the tenants/operators/managers are not performing adequately. Failure by tenants/operators/managers to adequately manage the risks associated with operations of healthcare properties could affect adversely our results of operations. Furthermore, if our tenants/operators/managers experience any significant financial, legal, accounting or regulatory difficulties, such difficulties could indirectly have a materially adverse effect on us.

In addition, certain of our tenants/operators/managers may operate or manage facilities for our competitors, which may cause conflicts of interests that result in actions or inaction that is detrimental to us. Furthermore, NSAM, AHI and our joint venture partners, all of whom assist in asset managing our healthcare properties, may also asset manage, or have other interests in, healthcare properties on behalf of other companies, which could result in additional conflicts of interest.

License and Certificate of Need requirements affect our current operators and may delay our ability to replace an operator.

Certain of our properties may require a license, registration and/or Certificate of Need (“CON”) CON to operate. Failure to obtain a license, registration, or CON, or loss of a required license, registration or CON would prevent a facility from operating in the manner intended by the operators or tenants. These events could materially adversely affect our operators’ or tenants’ ability to meet their obligations to us. State and local laws also may regulate the expansion, including the addition of new beds or services or acquisition of medical equipment and the construction or renovation of healthcare facilities, by requiring a CON or other similar approval from a state agency. If we need to replace an operator, compliance with licensure and CON laws may delay the process.

We are directly exposed to operational risks at certain of our healthcare properties, which could adversely affect our revenue and operations.

We operate certain of our properties pursuant to management agreements with respect to healthcare properties, whereby we or our joint venture partner is the licensed operator of the property, if applicable, and we have direct exposure to resident fee income and related operating expenses. As a result, by contrast to our net lease properties, we are directly exposed to various operational risks with respect to these healthcare properties that may increase our costs or adversely affect our ability to generate revenues. These risks include: (i) fluctuations in occupancy, government and other third-party reimbursement, private pay rates; (ii) economic conditions; (iii) competition; (iv) federal, state, local and industry-regulated CON, licensure, certification and inspection laws, regulations and standards; (v) the availability and increases in cost of general and professional liability insurance coverage; (vi) state regulation and rights of residents related to entrance fees; and (vii) the availability and increases in the cost of labor (as a result of unionization or otherwise). Any one or a combination of these factors may adversely affect our revenue and operations and our ability to make distributions to stockholders.

We rely on our managers’ personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment to manage our senior housing facilities efficiently and effectively. We also rely on our managers to set appropriate resident fees and to otherwise operate our senior housing facilities in compliance with the terms of our management agreements and all applicable laws and regulations. Although we have various rights under our management agreements, including various rights to terminate and exercise remedies under those agreements, our managers’ failure, inability or unwillingness to satisfy its obligations under those agreements, to efficiently and effectively manage our properties or to provide timely and accurate accounting information with respect thereto could have a material adverse effect on us. In addition, significant changes in our managers’ senior management or equity ownership or any adverse developments in their businesses and affairs or financial condition could have a material adverse effect on us.

The healthcare industry is highly competitive and we expect it to become more competitive.

We own and manage a diversified portfolio of healthcare properties. Our tenants, operators and managers may encounter increased competition for residents and patients, including with respect to the scope and quality of care and services provided, reputation and financial condition, physical appearance of the properties, price and location. In general, regulatory and other barriers to competitive entry in the assisted living, independent living, and medical office building segments of the healthcare industry are not substantial, although there are often regulatory barriers to the development of hospitals and skilled nursing facilities. Limited barriers to entry in the senior housing and medical office building (“MOB”) industries could lead to the development of new senior housing communities or MOBs that outpaces demand. If development outpaces demand for those assets in the markets in which our properties are located, those markets may become saturated and we could experience decreased occupancy, reduced operating margins and lower profitability. Consequently, our tenants and operators may encounter increased competition which could adversely affect our revenues and earnings.

Healthcare laws and regulations are subject to frequent change and the failure of our tenants, operators or managers to comply with these laws and regulations may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

Our tenants, operators and managers are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes. The ultimate timing or effect of any changes in these laws and regulations cannot be predicted. Changes in these laws and regulations could negatively affect the ability of our tenants, operators or managers to satisfy their obligations to us and our ability to make distributions to stockholders. In addition, failure to comply with the laws, requirements and regulations may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

Furthermore, our operators, tenants and managers generally are subject to varying levels of federal, state, local, and industry-regulated CON, licensure, certification and inspection laws, regulations and standards. Our operators’, tenants’ or managers’ failure to comply with any of these laws, regulations or standards could result in loss of accreditation, denial of reimbursement, imposition of fines, penalties or damages, suspension, decertification or exclusion from federal and state healthcare programs, loss of license or closure of the facility. Such actions may have an effect on our operators’ or tenants’ ability to make lease payments to us and, therefore, adversely impact us. Certain healthcare laws include criminal and civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and exclusion from the Medicare and Medicaid programs. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of penalties with respect to any of our tenants, operators or managers could result in a failure to meet its obligations to us, which may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.

Our tenants, operators and managers are faced with increased litigation and rising insurance costs that may affect their ability to meet their obligations to us.

In some states, advocacy groups have been created to monitor the quality of care at healthcare facilities and these groups have brought litigation against operators. Also, in several instances, private litigation by patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. Continued cost increases could cause our tenants, operators and managers to be unable to meet their obligations to us, potentially decreasing our revenue and increasing our collection and litigation costs. Moreover, to the extent we are required to take back the affected facilities, our revenue from those facilities could be reduced or eliminated for an extended period of time. Furthermore, our operators who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits were brought against our operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on our operators’ liquidity, financial condition and results of operations and on their ability to satisfy their obligations under our leases, which, in turn, could have a material adverse effect on us.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on certain of our tenants and operators and on us.

Certain of our tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. Federal and state legislators and regulators have adopted or proposed various cost-containment measures that would limit payments to healthcare providers and budget crises and financial shortfalls have caused states to implement or consider Medicaid rate freezes or cuts. Private third-party payors also have continued their efforts to control healthcare costs. We cannot assure you that our tenants and operators who currently depend on governmental or private payor reimbursement will be adequately reimbursed for the services they provide. Significant limits by governmental and private third-party payors on the scope of services reimbursed or on reimbursement rates and fees, whether from legislation, administrative actions or private payor efforts, could have a material adverse effect on the liquidity, financial condition and results of operations of certain of our tenants and operators, which could affect adversely their ability to comply with the terms of our leases and have a material adverse effect on us.

Economic downturns, weakness in the housing and equity markets, lowered consumer confidence and other events could adversely affect the ability of seniors to afford the entrance fees or monthly resident fees for our healthcare facilities and, in turn, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

Costs to seniors associated with independent and assisted living services are generally not reimbursable under government reimbursement programs such as Medicare and Medicaid. Only seniors with income or assets meeting or exceeding the comparable median in the regions where our facilities are located typically will be able to afford to pay the entrance fees and monthly resident fees. Economic downturns, softness in the housing market, lower levels of consumer confidence, reductions or declining growth of government entitlement programs (such as social security benefits), stock market volatility, changes in demographics and other events could adversely affect the ability of seniors to afford the entrance fees or monthly resident fees for our healthcare facilities. If our operators are unable to retain and attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other services provided by our operators at our healthcare facilities, our occupancy rates could decline, which could, in turn, materially adversely affect our business, results of operations and financial condition and our ability to make distributions to stockholders.

Because of the unique and specific improvements required for healthcare properties, we may be required to incur substantial renovation costs to make certain of our properties suitable for other operators, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

Healthcare properties are typically highly customized and may not be easily adapted to non-healthcare-related uses. The improvements generally required to conform a property to healthcare use, such as upgrading electrical, gas and plumbing infrastructure, are costly and often times operator-specific. A new or replacement operator may require different features in a property, depending on that operator’s particular operations. If a current operator is unable to pay rent and vacates a property, we may incur substantial costs to modify a property for a new operator, or for multiple operators with varying infrastructure requirements, before we are able to release the space. Consequently, our healthcare properties may not be suitable for lease to other operators or for alternative uses without significant costs or renovations, which costs may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

If our tenants, operators or managers fail to maintain a positive reputation and cultivate new or maintain existing relationships with residents in the markets in which they operate, the occupancy percentage, payor mix and resident rates may deteriorate which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.

The ability of our tenants, operators and managers to obtain and maintain the overall occupancy percentage, payor mix and resident rates at our healthcare facilities depends on our tenants’, operators’ and managers’ reputation in the communities they serve and their ability to successfully market our facilities to potential residents. A large part of our tenants’, operators’ and managers’ marketing and sales effort is directed towards cultivating and maintaining legally compliant relationships with key community organizations that work with seniors, physicians and other healthcare providers in the communities where our facilities are located, whose referral practices significantly affect the choices seniors make with respect to their long-term care needs. If our tenants, operators and managers are unable to successfully cultivate and maintain strong relationships with these community organizations, physicians and other healthcare providers, occupancy rates at our facilities could decline, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders. Our tenants, operators and managers may mismanage our healthcare facilities, be subjected to governmental intervention, including shutting down of the facilities and be the subject of negative public news articles and other adverse attention. In such a case, our tenants’, operators’ and managers’ ability to continue functioning would be in severe jeopardy and our ability to realize value on our underlying assets could be materially adversely affected.

Risks Related to our Industrial Investments

Our ownership of industrial properties is subject to various risks, any of which could have a material adverse effect on our business and results of operations.

Our ownership of industrial properties subjects us to various risks that could adversely affect our business and results of operations, including, among others, the following:

•	an economic downturn in the industrial real estate sector;

•	environmentally hazardous conditions, including the presence of or proximity to underground storage tanks for the storage of petroleum products and other hazardous toxic substances, or the failure to properly remediate these substances, and the resulting potential for release of such products and substances, which may adversely affect our ability to sell, rent or pledge such properties as collateral for future borrowings;

•	restrictions imposed by environmental laws on the manner in which property may be used or businesses may be operated; and

•	the risk of liabilities, including under environmental laws and regulations, arising from leasing properties to customers that engage in industrial, manufacturing, and commercial activities that involve hazardous or toxic substances.

Any of the foregoing risks could materially and adversely affect our results of operations, cash flows and ability to make distributions to our stockholders.

Risks Related to Our Hotel Assets

We have significant investments in hotels, which increases our exposure to risks affecting the lodging industry.

A significant portion of our real estate investments is concentrated in hotels. The lodging industry is subject to changes in the travel patterns of business and leisure travelers, both of which are affected by the strength of the economy, as well as other factors. The performance of the lodging industry has traditionally been closely linked with the performance of the general economy and, specifically, growth in gross domestic product. Changes in travel patterns of both business and leisure travelers, particularly during periods of economic contraction or low levels of economic growth, may create difficulties for the industry over the long-term and adversely affect our results. A significant number of our hotels are classified as upscale extended stay and select service and generally target business travelers. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting travel or seeking to reduce costs on their trips. Our results of operations and any forecast we make may be affected by, and can change based on, a variety of circumstances that affect the lodging industry, including:

•	Lodging assets have different economic characteristics than many other real estate assets. A typical office property, for example, has long-term leases with third-party tenants, which provides a relatively stable long-term stream of revenue. Hotels, on the other hand, generate revenue from guests that typically stay at the hotel for only a few nights, which causes the room rate and occupancy levels to change every day, and results in earnings that can be highly volatile;

•	changes in the international, national, regional and local economic climate;

•	The seasonality of the lodging industry often results in significant fluctuations in occupancy, revenues and operating expenses, which could adversely affect the financial performance of the hotels;

•	changes in business and leisure travel patterns;

•	increases in energy prices or airline fares or terrorist incidents, which impact the propensity of people to travel and revenues from our lodging facilities because operating costs cannot be adjusted as quickly;

•	supply growth in markets where we own hotels, which may adversely affect demand at our properties;

•	the attractiveness of our hotels to consumers relative to competing hotels;

•	the performance of the managers of our hotels (To maintain our qualification as a REIT for U.S. federal income tax purposes, we generally cannot operate or manage the hotels);

•	The hotels operate under franchise agreements that require maintaining the franchisors’ operating standards and satisfying other terms and conditions that could require the expenditure of significant amounts of money. Failure to maintain these standards or satisfy other terms and conditions could result in a franchise license being canceled. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor, which could adversely affect the financial performance of the hotels;

•	outbreaks of disease and the impact on travel of natural disasters and weather;

•	physical damage to our hotels as a result of earthquakes, hurricanes or other natural disasters or the income lost as a result of the damage;

•	changes in room rates and increases in operating costs due to inflation, labor costs and other factors;

•	unionization of the labor force at our hotels;

•	Restrictive covenants in certain of the hotel management and franchise agreements may limit the ability to sell or refinance a hotel without the consent of the hotel management company or franchisor, which could materially impede our ability to take actions with respect to the hotels that are in the best interests of our stockholders; and

The performance of the hotels may be materially affected by events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns, including natural disasters such as hurricanes and environmental disasters.

A reduction in our revenue or earnings as a result of the above risks may reduce our working capital, impact our long-term business strategy and impact the value of our assets and our ability to meet certain covenants in our existing debt agreements.

We do not control our hotel operations and we are dependent on the managers of our hotels.

To maintain our status as a REIT, we are not permitted to operate any of our hotels. As a result, we have entered into management agreements with third-party managers to operate our hotel properties. For this reason, we are unable to directly implement strategic business decisions with respect to the daily operation and marketing of our hotels, such as decisions with respect to the setting of room rates, repositioning of a hotel, food and beverage pricing and certain similar matters. Although we consult with our hotel operators with respect to strategic business plans, the hotel operators are under no obligation to implement any of our recommendations with respect to these matters. While we monitor the hotel managers’ performance, we have limited recourse under our management agreements if we believe that the hotel managers are not performing adequately. The cash flow from our hotels may be affected adversely if our managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. Because our management agreements are long term agreements, we also may not be able to terminate these agreements if we believe the manager is not performing adequately.

From time to time, we may have differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. If we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. Failure by our hotel managers to fully perform the duties agreed to in our management agreements or the failure of our managers to adequately manage the risks associated with hotel operations, including cyber-security risks, could affect adversely our results of operations.

In addition, our hotel managers or their affiliates manage, and in some cases own, have invested in, or provided credit support or operating guarantees to hotels that compete with our hotels, all of which may result in conflicts of interest. As a result, our hotel managers have in the past made, and may in the future make, decisions regarding competing lodging facilities that are not or would not be in our best interest.

As of January 10, 2017, Island Hospitality Group Inc., a hospitality focused management firm (“Island”) managed 110 of our hotels pursuant to management agreements. Although we have various rights as the property owner under our management agreements, we rely on Island’s personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment to manage our hotel operations efficiently and effectively. Any adverse developments in Island’s business and affairs or financial condition could impair its ability to manage our properties efficiently and effectively and could have a materially adverse effect on us.

We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor.

Our third-party managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we do not directly employ or manage employees at our hotels, we still are subject to many of the costs and risks generally associated with the hotel labor force, particularly at those hotels with unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes involving our third-party managers and their labor force or other events. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, a significant component of our hotel operating costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. As we are not the employer nor bound by any collective bargaining agreement, we do not negotiate with any labor organization, and it is the responsibility of each property’s manager to enter into such labor contracts. Our ability, if any, to have any material impact on the outcome of these negotiations is restricted by and dependent on the individual management agreement covering a specific property and we may have little ability to control the outcome of these negotiations. In addition, changes in labor laws may negatively impact us. For example, increases in minimum wage laws and the U.S. Department of Labor’s proposed regulations expanding the scope of non-exempt employees under the Fair Labor Standards Act to increase the entitlement to overtime pay could significantly increase the cost of labor in the workforce, which would increase the operating costs of our hotel properties and may have a material adverse effect on us.

We are subject to risks associated with our ongoing need for renovations and capital improvements as well as financing these expenditures.

In order to remain competitive, our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. These capital improvements may give rise to risks of construction cost overruns and delays, a possible shortage of liquidity to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms, the renovation investment failing to produce the returns on investment that we expect, disruptions in the operations of the hotel as well as in demand for the hotel while capital improvements are underway and disputes with franchisors or hotel managers regarding compliance with relevant management or franchise agreements. We may have insufficient liquidity to fund capital expenditures and, consequently, we may need to rely upon the availability of debt or equity capital to fund our investments and capital improvements. These sources of funds may not be available on reasonable terms and conditions or at all.

Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our ability to make distributions to stockholders.

The continuation of our franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that we determine are too expensive or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, we may elect to allow the franchise license to lapse or be terminated.

There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Our loss of a franchise license for one or more of the hotels could have a material adverse effect on our revenues and our amounts available for distribution to shareholders.

Risks Related to our Opportunistic Equity and Debt Investments and investments in Securities

We depend on tenants for revenue and, accordingly, lease terminations and/or tenant defaults, particularly by one or more large tenants, could have a material adverse effect on us.

To the extent that we acquire direct or indirect equity interests in commercial or residential real estate, including through our investment in SFR, the success of our investments will depend on the financial stability of our tenants, any of whom may experience a change in their business or economic status at any time. If economic conditions worsen, tenants occupying the commercial or residential real estate that we may acquire may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due, or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, or expiration of existing leases without renewal, and the loss of rental income attributable to the terminated or expired leases. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-letting our property. If a significant number of leases, or leases for one or more large tenants, are terminated or defaulted upon, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. In addition, significant expenditures, such as mortgage payments, real estate taxes and insurance and maintenance costs, are generally fixed and do not decrease when revenues at the related property decrease. If any of the foregoing were to occur, it could have a material adverse effect on our cash flows, results of operations and our ability to make distributions to our stockholders.

Our real estate assets are subject to risks particular to real property, any of which could reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to our stockholders.

Our real estate investments, including the real estate investments in which we hold an indirect interest through SFR, are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in, and related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to stockholders.

In addition, under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the asset held by us and our ability to make distributions to our stockholders. If we acquire a property through foreclosure or otherwise, the presence of hazardous substances on such property may adversely affect our ability to sell the property and we may incur substantial remediation costs, which could have a material adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

Our commercial real estate equity, debt and mortgage loans underlying our commercial real estate securities investments are subject to the risks typically associated with CRE.

Our CRE equity, debt and securities investments are subject to the risks typically associated with real estate, including:

•	local, state, national or international economic conditions;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in an area;

•	lack of liquidity inherent in the nature of the asset;

•	tenant/operator mix and the success of the tenant/operator business;

•	the ability and willingness of tenants/operators/managers to maintain the financial strength and liquidity to satisfy their obligations to us and to third parties;

•	reliance on tenants/operators/managers to operate their business in a sufficient manner and in compliance with their contractual arrangements with us;

•	ability and cost to replace a tenant/operator/manager upon default;

•	property management decisions;

•	property location and conditions;

•	property operating costs, including insurance premiums, real estate taxes and maintenance costs;

•	the perceptions of the quality, convenience, attractiveness and safety of the properties;

•	branding, marketing and operational strategies;

•	competition from comparable properties;

•	the occupancy rate of, and the rental rates charged at, the properties;

•	the ability to collect on a timely basis all rent;

•	the effects of any bankruptcies or insolvencies;

•	the expense of leasing, renovation or construction;

•	changes in interest rates and in the availability, cost and terms of mortgage financing;

•	unknown liens being placed on the properties;

•	bad acts of third parties;

•	the ability to refinance mortgage notes payable related to the real estate on favorable terms, if at all;

•	changes in governmental rules, regulations and fiscal policies;

•	tax implications;

•	changes in laws, including laws that increase operating expenses or limit rents that may be charged;

•	the impact of present or future environmental legislation and compliance with environmental laws, including costs of remediation and liabilities associated with environmental conditions affecting properties;

•	cost of compliance with the Americans with Disabilities Act of 1990;

•	adverse changes in governmental rules and fiscal policies;

•	social unrest and civil disturbances;

•	acts of nature, including earthquakes, hurricanes and other natural disasters;

•	terrorism;

•	the potential for uninsured or underinsured property losses;

•	adverse changes in state and local laws, including zoning laws; and

•	other factors which are beyond our control.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenses associated with properties (such as operating expenses and capital expenses) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the value and the return that we can realize from our assets, as well as ability of our borrowers to pay their loans and the ability of the borrowers on the underlying loans securing our securities to pay their loans.

We may obtain only limited warranties when we purchase a property, which will increase the risk that we may lose some or all of our invested capital in the property or rental income from the property which, in turn, could materially adversely affect our business, financial condition and results from operations and our ability to make distributions to stockholders.

The seller of a property often sells such property in an “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, the related real estate purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Despite our efforts, we may fail to uncover all material risks during our diligence process. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property if an issue should arise that decreases the value of that property and is not covered by the limited warranties. If any of these results occur, it may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.

We may be required to indemnify purchasers of our assets against certain liabilities and obligations, which may affect our returns on dispositions.

We may be required to enter into real estate purchase and sale agreements with extensive warranties, representations and indemnifications, which may expose us to liabilities and obligations following dispositions of our assets. Despite our efforts, we may fail to identify all liabilities, which may materially impair the anticipated returns on any dispositions. Further, we may be forced to incur unexpected significant expense in connection with such liabilities and obligations, which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.

We are subject to risks associated with capital expenditure obligations, such as declining real estate values and operating performance.

We are required to fund capital expenditures and other significant expenses for our real estate property investments. Future funding obligations subject us to significant risks, such as a decline in value of the property, cost overruns and the tenant/operator being unable to generate enough cash flow and execute its business plan in order to pay its obligations to us. We may determine that we need to fund more money than we originally anticipated in order to maximize the value of our investment even though there is no assurance additional funding would be the best course of action. Further, future funding obligations may require us to maintain higher liquidity than we might otherwise maintain and this could reduce the overall return on our investments. We could also find ourselves in a position with insufficient liquidity to fund future obligations.

Both our tenants/operators’ and borrowers’ forms of entities may cause special risks or hinder our recovery.

Many of our tenants/operators in the real estate that we own, as well as the borrowers for our CRE debt investments and borrowers underlying our CRE securities, are legal entities rather than individuals. In addition, these entities are often “special purpose entities” that do not have significant assets beyond those involved in our investment and, at times, the assets of the entity may not be sufficient to recover our investment or damages. As a result, our risk of loss may be greater than for leases with or originators of loans made to individuals or special purpose entities. Unlike individuals involved in bankruptcies, these legal entities will generally not have personal assets and creditworthiness at stake. As a result, the default or bankruptcy of one of our tenants/operators or borrowers, or a general partner or managing member of that tenant or borrower, may impair our ability to enforce our rights and remedies under the terms of the lease agreement or the related mortgage, respectively.

Insurance may not cover all potential losses on CRE investments, which may impair the value of our assets.

We generally require that our tenants/operators, as well as the borrowers under our CRE debt investments, obtain comprehensive insurance covering the property, including liability, fire and extended coverage. We also generally obtain insurance directly on any property we acquire. We believe all of our properties are adequately insured. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes that may be uninsurable or not economically insurable. We may not obtain, or require tenants/operators or borrowers to obtain, certain types of insurance if it is deemed commercially unreasonable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the property, which might decrease the value of the property and in turn impair our investment.

The commercial real estate debt we originate and invest in and mortgage loans underlying the CRE securities we invest in are subject to risks of delinquency, taking title to collateral, loss and bankruptcy of the borrower under the loan. If the borrower defaults, it may result in losses to us.

Our CRE debt investments are secured by commercial real estate and are subject to risks of delinquency, loss, taking title to collateral and bankruptcy of the borrower. The ability of a borrower to repay a loan secured by commercial real estate is typically dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced or is not increased, depending on the borrower’s business plan, the borrower’s ability to repay the loan may be impaired. If a borrower defaults or declares bankruptcy and the underlying asset value is less than the loan amount, we will suffer a loss. In this manner, real estate values could impact the value of our CRE debt and securities investments. Therefore, our CRE debt and securities will be subject to the risks typically associated with real estate. Additionally, we may suffer losses for a number of reasons, including the following, which could have a material adverse effect on our financial performance:

•	the value of the assets securing our CRE debt investments may deteriorate over time due to factors beyond our control, which may result in a loss of principal or interest to the extent the assets collateralizing our CRE debt are insufficient to satisfy the loan.

•	a borrower or guarantor may not comply with its financial covenants or may not have sufficient assets will be available to pay amounts owed to us under our CRE debt and related guarantees, particularly in periods of challenging economic and market conditions.

•	Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

•	Taking title to collateral, or otherwise liquidating defaulted CRE debt investments, can be an expensive and lengthy process that could have a negative effect on the return on our investment.

•	We may need to restructure loans if our borrowers are unable to meet their obligations to us, which might include lowering interest rates, extending maturities or making other concessions that may result in the loss of some or all of our investment. Further, we may be unable to restructure loans in a manner that we believe would maximize value, particularly in situations where there are multiple creditors and/or a large lender group.

The subordinate CRE debt we originate and invest in may be subject to risks relating to the structure and terms of the related transactions, as well as subordination in bankruptcy, and there may not be sufficient funds or assets remaining to satisfy our investments, which may result in losses to us.

We originate, structure and acquire subordinate CRE debt investments secured primarily by commercial properties, which may include subordinate mortgage loans, mezzanine loans and participations in such loans and preferred equity interests in borrowers who own such properties. These investments may be subordinate to other debt on commercial property and are secured by subordinate rights to the commercial property or by equity interests in the borrower. In addition, real properties with subordinate debt may have higher loan-to-value ratios than conventional debt, resulting in less equity in the real property and increasing the risk of loss of principal and interest. If a borrower defaults or declares bankruptcy, after senior obligations are met, there may not be sufficient funds or assets remaining to satisfy our subordinate interests. Because each transaction is privately negotiated, subordinate investments can vary in their structural characteristics and lender rights. Our rights to control the default or bankruptcy process following a default will vary from transaction to transaction. The subordinate investments that we originate and invest in may not give us the right to demand taking title to collateral as a subordinate real estate debt holder. Furthermore, the presence of intercreditor agreements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. Similarly, a majority of the participating lenders may be able to take actions to which we object, but by which we will be bound. Even if we have control, we may be unable to prevent a default or bankruptcy and we could suffer substantial losses. Certain transactions that we originated and invested in could be particularly difficult, time consuming and costly to work out because of their complicated structure and the diverging interests of all the various classes of debt in the capital structure of a given asset.

Some of our investments are carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.

Some of our investments are recorded at fair value but will have limited liquidity or will not be publicly traded. The fair value of these investments that have limited liquidity or are not publicly traded may not be readily determinable. We expect to estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates and assumptions, our determinations of fair value may differ materially from the values that would have been used if a readily available market for these securities existed. If our determination regarding the fair value of these investments are materially different than the values that we ultimately realize upon their disposal, this could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to stockholders.

Provision for loan losses are difficult to estimate, particularly in a challenging economic environment.

In a challenging economic environment, we may experience an increase in provisions for loan losses and asset impairment charges, as borrowers may be unable to remain current in payments on loans and declining property values weaken our collateral. Our determination of provision for loan losses requires us to make certain estimates and judgments, which may be difficult to determine, particularly in a challenging economic environment. Our estimates and judgments are based on a number of factors, including projected cash flow from the collateral securing our CRE debt, structure, including the availability of reserves and recourse guarantees, likelihood of repayment in full at the maturity of a loan, potential for refinancing and expected market discount rates for varying property types, all of which remain uncertain and are subjective. Our estimates and judgments may not be correct, particularly during challenging economic environments, and therefore our results of operations and financial condition could be severely impacted.

Some of the loans in our investment portfolio are in the process of being restructured or may otherwise be at risk, which could result in impairment charges and loan losses.

Some of loans in our investment portfolio are in the process of being restructured or may otherwise be under credit watch or at risk. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If we determine that it is probable that we will not be able to collect all amounts due to us under the terms of a particular loan agreement, we could be required to recognize an impairment charge or a loss on the loan unless the loan’s observable market price or the value of the collateral securing the loan exceeds the carrying value of the loan. If our assumptions regarding, among other things, the present value of expected future cash flows or the value of the collateral securing our loans are incorrect or general economic and financial conditions cause one or more borrowers to become unable to make payments under their loans, we could be required to recognize impairment charges, which could result in a material reduction in earnings in the period in which the loans are determined to be impaired and may adversely affect, perhaps materially, our financial condition, liquidity and the ability to make distributions to our stockholders.

A portion of our investments currently are, and in the future may be, in the form of non-performing and sub-performing commercial mortgage loans, or loans that may become non-performing and sub-performing, which are subject to increased risks relative to performing loans.

A portion of our investments currently are, and in the future may be, in the form of whole loan mortgages, including subprime commercial mortgage loans and non-performing and sub-performing commercial mortgage loans, which are subject to increased risks of loss. Such loans may already be, or may become, non-performing or sub-performing for a variety of reasons, including, without limitation, because the underlying property is too highly leveraged or the borrower falls upon financial distress, in either case, resulting in the borrower being unable to meet its debt service obligations to us. Such non-performing or sub-performing loans may require a substantial amount of workout negotiations and/or restructuring, which may divert the attention of our management from other activities and entail, among other things, a substantial reduction in the interest rate, capitalization of interest payments and a substantial write-down of the principal of the loan. However, even if such restructuring were successfully accomplished, a risk exists that the borrower will not be able or willing to maintain the restructured payments or refinance the restructured mortgage upon maturity.

In addition, certain non-performing or sub-performing loans that we acquire may have been originated by financial institutions that are or may become insolvent, suffer from serious financial stress or are no longer in existence. As a result, the standards by which such loans were originated, the recourse to the selling institution, and/or the standards by which such loans are being serviced or operated may be adversely affected. Further, loans on properties operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

In the future, it is possible that we may find it necessary or desirable to foreclose on some, if not many, of the loans we acquire, and the foreclosure process may be lengthy and expensive. Borrowers or junior lenders may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force the lender into a modification of the loan or capital structure or a favorable buy-out of the borrower’s or junior lender’s position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file, or a junior lender may cause the borrower to file, for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure and associated litigation may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us, and the borrower and junior lenders may continue to challenge whether the foreclosure process was commercially reasonable, which could result in additional costs and potential liability. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property, or defending challenges brought after the completion of a foreclosure, will further reduce the proceeds and thus increase the loss. Any such reductions could materially and adversely affect the value of the commercial loans in which we invest.

Whether or not our management has participated in the negotiation of the terms of any such mortgages, there can be no assurance as to the adequacy of the protection of the terms of the loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss.

Whole loan mortgages are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could have a material adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

The supply of commercial mortgage loans that meet our investment objectives and strategies will likely decrease as the economy improves, which may cause us to adjust our investment strategies.

We believe that there continue to be unique market opportunities to acquire commercial mortgage loans and mortgage-related assets at significant discounts to their unpaid principal balances. However, if conditions in the mortgage market, the financial markets and the economy continue to improve, the availability of commercial mortgage loans that meet our investment objective and strategies will likely decrease, which could prevent us from implementing our business strategies. At such time, we will reevaluate our investment strategies with a view of maximizing the returns from our investment portfolio and identifying other dislocations and opportunities in real estate-related assets, but there can be no assurance that any of our strategies will be successful.

The commercial mortgage loans that we acquire or originate and the mortgage loans underlying our CMBS investments are subject to the ability of the property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

The ability of a commercial mortgage borrower to repay a loan secured by an income-producing property, such as a multi-family or commercial property, typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, the need to address any environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Most commercial mortgage loans underlying CMBS are effectively nonrecourse obligations of the borrower, meaning that there is no recourse against the borrower’s assets other than the underlying collateral. In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral (or our ability to realize such value through foreclosure) and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our results of operations and cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Our CMBS investments are subject to the risks of the securitization process, as well as all of the risks of the underlying mortgage loans.

CMBS are subject to several risks created through the securitization process, as well as all of the risks of the underlying mortgage loans. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. Furthermore, to the extent the collateral pool includes delinquent loans, there is a risk that interest payments on subordinate CMBS will not be fully paid.

Our investments in non-investment grade rated loans, corporate bank debt and debt securities of commercial real estate operating or finance companies will be subject to the specific risks relating to the particular company and to the general risks of investing in real estate-related loans and securities, which may result in significant losses.

Some of our investments do not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these investments have a higher risk of default and loss than investment grade rated assets. We also may invest in corporate bank debt and debt securities of commercial real estate operating or finance companies. These investments will involve special risks relating to the particular company, including its financial condition, liquidity, results of operations, business and prospects. In particular, the debt securities are often non-collateralized and may be subordinated to its other obligations. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

These investments will also subject us to the risks inherent with real estate-related investments, including the risks described with respect to commercial properties and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of, and net income from, real property;

•	risks generally incident to interests in real property; and

•	risks specific to the type and use of a particular property.

These risks may adversely affect the value of our investments in commercial real estate operating and finance companies and the ability of the issuers thereof to make principal and interest payments in a timely manner, or at all, and could result in significant losses, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Our B-Notes may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We currently hold B-Notes. A B-Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties (and therefore reflect the risks associated with significant concentration) and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral. A privately negotiated intercreditor agreement between the holders of the A- and B-Notes may restrict the rights of the B-Note holders. In particular, the intercreditor agreement may prohibit the B-Note holder from calling the loan, making modifications with respect to the loan or filing a bankruptcy petition without the consent of the A-Note holder. As a result, A-Note holder may take actions that we do not agree with and that are not in our stockholders’ best interests.

In addition, because the rights of the B-Note holder are subordinated to the rights of the A-Note holder, the B-Note may be the first to incur loss if the loan does not perform and the collateral value diminishes. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. If there are insufficient funds after payment to the A-Note holders, we could incur significant losses related to our B-Notes, which would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our existing mezzanine loan assets and those that we may originate or acquire in the future are subject to greater risks of loss than senior loans secured by income-producing properties.

We currently own interests in mezzanine loans and may, subject to maintaining our qualification as a REIT, originate or acquire additional mezzanine loans (or interests in mezzanine loans). Mezzanine loans take the form of subordinated loans secured by junior participations in mortgages or second mortgages on the underlying property, or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may be foreclosed on by the senior lender. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements between the holder of the senior mortgage loan and us, as the mezzanine lender, may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. As a result, we may not recover some or all of our investment, which could result in losses. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would replace the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital to stabilize the property and prevent additional defaults to lenders with remaining liens on the property. Significant losses related to our current or future mezzanine loans could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

We may acquire non-Agency RMBS collateralized by subprime and Alt A mortgage loans, which are subject to increased risks.

We also may acquire non-Agency RMBS, which are backed by residential real estate property but, in contrast to Agency RMBS, their principal and interest are not guaranteed by federally chartered entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, and, in the case of the Government National Mortgage Association, the U.S. Government. We may acquire non-Agency RMBS backed by collateral pools of mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting “prime mortgage loans” and “Alt A mortgage loans.” These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to ongoing economic conditions, including fluctuations in interest rates and lower home prices, as well as recent historic aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of non-Agency RMBS backed by subprime mortgage loans that we may acquire could be adversely affected, which could materially and adversely impact our results of operations, financial condition and business.

We may invest in derivative instruments, which would subject us to increased risk of loss.

Subject to maintaining our qualification as a REIT, we may invest in derivative instruments. The prices of derivative instruments, including futures and options, are highly volatile. Payments made pursuant to swap agreements may also be highly volatile. Price movements of futures and options contracts and payments pursuant to swap agreements are influenced by, among other things, interest rates, foreign exchange rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, and national and international political and economic events and policies. The value of futures, options and swap agreements also depends upon the value of the assets underlying them. In addition, our assets are also subject to the risk of the failure of any of the exchanges on which our positions trade or of our clearinghouses or counterparties.

We may buy or sell (write) both call options and put options, and when we write options, we may do so on a “covered” or an “uncovered” basis. A call option is “covered” when the writer owns securities of the same class and amount as those to which the call option applies. A put option is covered when the writer has an open short position in securities of the relevant class and amount. Our option transactions may be part of a hedging strategy (i.e., offsetting the risk involved in another securities position) or a form of leverage, in which we will have the right to benefit from price movements in a large number of securities with a small commitment of capital. These activities involve risks that can be substantial, depending on the circumstances.

In general, without taking into account other positions or transactions we may enter into, the principal risks involved in options trading can be described as follows: when we buy an option, a decrease (or inadequate increase) in the price of the underlying security in the case of a call, or an increase (or inadequate decrease) in the price of the underlying security in the case of a put, could result in a total loss of our investment in the option (including commissions). We could mitigate those losses by selling short, or buying puts on, the securities for which we hold call options, or by taking a long position (e.g., by buying the securities or buying calls on them) in securities underlying put options.

When we sell (write) an option, the risk can be substantially greater than when we buy an option. The seller of an uncovered call option bears the risk of an increase in the market price of the underlying security above the exercise price. The risk is theoretically unlimited unless the option is “covered,” in which case we would forego the opportunity for profit on the underlying security only to the extent the market price of the security rises above the exercise price. If the price of the underlying security were to drop below the exercise price, the premium received on the option (after transaction costs) would provide profit which, in the case of a covered call, would reduce or offset any loss we might suffer as a result of owning the security. The Commodity Futures Trading Commission and certain commodity exchanges have established limits referred to as speculative position limits or position limits on the maximum net long or net short position which any person or group of persons may hold or control in particular futures and options. Limits on trading in options contracts also have been established by the various options exchanges. It is possible that the trading decisions may have to be modified and that positions held may have to be liquidated in order to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect our results of operations, financial condition and business.

We may invest in credit default swaps, which may subject us to an increased risk of loss.

Subject to maintaining our qualification as a REIT, we may invest in CDSs. A CDS is a contract between two parties which transfers the risk of loss if a borrower fails to pay principal or interest on time or files for bankruptcy. CDS can be used to hedge a portion of the default risk on a single corporate debt or a portfolio of loans. In addition, CDS can be used to implement our management’s view that a particular credit, or group of credits, will experience credit improvement. In the case of expected credit improvement, we may “write” credit default protection in which we receive spread income. We may also “purchase” credit default protection even in the case in which we do not own the referenced instrument if, in the judgment of our management, there is a high likelihood of credit deterioration. The CDS market in high yield securities is comparatively new and rapidly evolving compared to the

CDS market for more seasoned and liquid investment grade securities. Swap transactions dependent upon credit events are priced incorporating many variables, including the potential loss upon default. As such, there are many factors upon which market participants may have divergent views.

The residential mortgage loans that we may originate and/or acquire, and that underlie the RMBS we may acquire, are subject to risks particular to investments secured by mortgage loans on residential property.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. In addition, if the federal or a U.S. state government imposes freezes on the ability of lenders to foreclose on residential property or requires lenders to modify loans, we may be precluded from foreclosing on, or exercising other remedies with respect to, the property underlying loans, or may be required to accept modifications not favorable to us.

To the extent that we purchase or originate residential mortgage loans, we may be subject to liability for potential violations of predatory lending laws, which could adversely impact our results of operations, financial condition and business.

Various U.S. federal, state and local laws have been enacted that are designed to discourage predatory lending practices. The federal Home Ownership and Equity Protection Act of 1994 (“HOEPA”), prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in the HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential mortgage loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential mortgage loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied.

To the extent that we originate residential mortgage loans, we would be required to comply with these laws. In addition, if we purchase residential mortgage loans from residential mortgage loan originators or servicers who failed to comply with these laws as an assignee or purchaser to the related residential mortgage loans, we could be subject to monetary penalties and the borrowers could rescind the affected residential mortgage loans. Lawsuits have been brought in various states making claims against assignees or purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If any of our loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could materially and adversely impact our results of operations, financial condition and business.

Prepayment rates may adversely affect the value of our portfolio of assets.

The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage-related securities or a pool of mortgage securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income securities from declining interest rates.

If borrowers under our loans or purchasers of our assets pay us in the form of debt or equity securities, a decline in the value of such securities could cause the value of our investment to decrease significantly or we could incur a loss, either of which could have a material adverse effect on our results of operations.

Some of our loans may contain payment-in-kind provisions that permit the borrower to pay us principal and/or interest in the form of debt or equity securities rather than cash. In addition, in connection with the sale of our assets, we may receive debt or equity securities as payment for all or part of the purchase price. To the extent that we receive debt or equity securities as payments-in-kind under our loan agreements or as full or partial consideration for assets that we sell, a decline in the value of such securities could cause the value of our investment to decrease significantly or we could incur a loss, either of which could have a material adverse effect on our results of operations.

Risks Related to Our Embedded Institutional and Retail Investment Management Business

Because certain advisory agreements pursuant to which we earn fees are subject to termination in certain circumstances, any such termination could have a material adverse effect on our business, results of operations and financial condition.

The advisory agreements under which we provide services to the investment funds of CCLLC, the former parent company of the Manager, and the general partners of those investment funds may generally be terminated by the general partner or the applicable fund, as the case may be, with cause (subject to certain notice and cure periods) and, in certain circumstances, may be terminated without cause on limited notice. In addition, such advisory agreements terminate automatically in certain circumstances, including if the limited partners of any of the funds remove the general partner of that fund, which they generally may do with or without cause subject to certain consent thresholds and other conditions. The advisory agreements also generally terminate automatically upon dissolution of the applicable investment fund. The investment funds generally may be dissolved (i) in the case of certain funds, by limited partners if Mr. Barrack fails to adhere to certain “key man” provisions of that fund’s (and, in some cases, other funds’) organizational documents requiring him to be actively involved and devote a substantial majority of his business time and attention to such fund and its affiliated partnerships, (ii) in the case of certain funds, by the limited partners if neither Mr. Barrack nor any individual named as a CCLLC “principal” continue to control CCLLC following a change in control of CCLLC, (iii) by election of the general partner and the limited partners, and (iv) upon certain other events, such as bankruptcy and expiration of the applicable fund. Finally, we expect that advisory agreements with our future investment funds also will be terminable upon relatively short notice, with or without cause. Any termination of a material advisory agreement could have a material adverse effect on our business, results of operations and financial condition.

Our executive officers control or have equity interests in the general partner of each of CCLLC’s investment funds, which may expose us to conflicts of interest that could have a material adverse effect on our business, results of operations and financial condition.

Mr. Barrack controls the general partner of each of CCLLC’s investment funds. At the same time, Mr. Barrack serves as our Executive Chairman. As a result, Mr. Barrack directly or indirectly owes fiduciary duties both to us and to CCLLC’s investment funds that may from time to time come into conflict. In addition, our executive officers have equity interests in the general partner of each of CCLLC’s investment funds. These duties and interests may put our executive officers in a position to influence decisions or actions to be taken by CCLLC’s investment funds in a manner that may be viewed as being in the best interest of that investment fund’s general partner but not being in our best interest. In addition, if the general partner of any investment fund breaches an advisory agreement, we may choose not to enforce, or to enforce less vigorously, our rights because of our desire to maintain our ongoing relationship with our executive officers (including if they cease to be executive officers) who hold interests in that fund general partner. Should these conflicts result in decisions that are not in our best interest, it could have a material adverse effect on our business, results of operations and financial condition.

With respect to investment vehicles that we sponsor, unlike with CCLLC’s investment funds, we expect to serve as general partner under our name and receive all fees and therefore do not expect our new investment vehicles to have similar conflicts to those described in the prior paragraph for CCLLC’s existing investment funds, although there can be no assurance that this will be the case. We expect to receive carried interest from future investment programs (net of carried interest that we expect will be allocated to members of our management team, investment professionals and other individuals, which, consistent with market terms, we expect to be 40.0% of the carried interest earned).

Poor performance of the investment funds we manage or our future investment funds could cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future investment funds.

In the event that any of the investment funds we manage or our future investment funds were to perform poorly, our revenue, income and cash flow could decline because the value of our assets under management would decrease, which, depending on the terms of the applicable fund, could result in a reduction in investment management and other fees, and our investment returns would decrease, resulting in a reduction in the carried interest and incentive fees we earn. Moreover, we could experience losses on our investments of our own principal as a result of poor investment performance by our investment funds.

Our inability to raise additional or successor investment funds (or raise successor investment funds of a comparable size as the investment funds we currently manage) could have a material adverse effect on our business, results of operations and financial condition.

The investment funds we manage generally have a finite life and a finite amount of commitments from fund investors. Once a fund nears the end of its investment period, our success depends on our ability to raise additional or successor funds in order to keep making investments and, over the long term, earning investment management and other fees. Even if we are successful in raising successor funds, to the extent we are unable to raise successor funds of a comparable size to the investment funds we currently manage or the extent that we are delayed in raising such a successor fund, our revenues may decrease as the investment period of our predecessor funds expire and associated fees decrease.

Furthermore, in order to raise capital for new strategies and funds without drawing capital away from our existing funds, we will need to seek new sources of capital. Institutional investors in funds that have suffered from decreasing returns, liquidity pressure, increased volatility or difficulty maintaining targeted asset allocations, may materially decrease their fund investments or temporarily suspend making new fund investments. Such investors may elect to reduce their overall portfolio allocations to alternative investments such as our funds, resulting in a smaller overall pool of available capital in our industry. In addition, the asset allocation rules or regulations or investment policies to which such third-party investors are subject could inhibit or restrict the ability of third-party investors to make investments in our investment funds. To the extent that the available pool of new capital is reduced or limited, we may be unable to raise successor funds, and the decrease of our revenues as the investment period of our predecessor funds expire and associated fees decrease could have a material adverse impact on our business, results of operations and financial condition.

Investors in our future funds may negotiate to pay us lower investment management and other fees and the economic terms of our future funds may be less favorable to us than those of funds we currently manage, which could have a material adverse effect on our business, results of operations and financial condition.

In connection with raising new investment funds or securing additional investments in existing funds, we will negotiate terms for such funds and investments with investors. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than the terms of the investment funds we currently manage or funds advised by our competitors. For example such terms could restrict our ability to raise investment funds with investment objectives or strategies that compete with existing funds, reduce fee revenues we earn, reduce the percentage of profits on third-party capital in which we share, include a performance hurdle that requires us to generate a specified return on investment prior to our right to receive carried interest or add expenses and obligations for us in managing the fund or increase our potential liabilities. Furthermore, as institutional investors increasingly consolidate their relationships with investment firms and competition becomes more acute, we may receive more of these requests to modify the terms in our new funds. Agreement to terms that are materially less favorable to us could result in a decrease in our profitability, which could have a material adverse effect on our business, results of operations and financial condition.

Third party investors in the funds we manage that have commitment-based structures may not satisfy their contractual obligations to fund capital calls when requested, which could have a material adverse effect on our business, results of operations and financial condition.

Investors in certain of the investment funds we manage make capital commitments that the funds are entitled to call from those investors at any time during prescribed periods. We will depend on fund investors fulfilling their commitments when we call capital from them in order for such funds to consummate investments and otherwise pay their obligations (for example, management fees) when due. Any fund investor that did not fund a capital call would generally be subject to several possible penalties. However, investors may in the future negotiate for lesser or reduced penalties at the outset of the fund, thereby inhibiting our ability to enforce the funding of a capital call. If our fund investors were to fail to satisfy a significant amount of capital calls for any particular fund or funds, the operation and performance of those funds could be materially and adversely affected.

The investment management business is intensely competitive, which could have a material adverse impact on our business.

The investment management business is highly fragmented, with our competitors in this area consisting primarily of sponsors of public and private investment funds, real estate development companies, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers of businesses. A number of factors serve to increase our competitive risks:

•	a number of our competitors in some of our businesses may have greater financial, technical, marketing and other resources and more personnel than we do, and, in the case of some asset classes, longer operating histories, more established relationships or greater experience;

•	fund investors may materially decrease their allocations in new funds due to their experiences following an economic downturn, the limited availability of capital, regulatory requirements or a desire to consolidate their relationships with investment firms;

•	some of our competitors may have better expertise or be regarded by fund investors as having better expertise in a specific asset class or geographic region than we do;

•	some of our competitors have agreed to terms on their investment funds or products that may be more favorable to fund investors than our funds or products, such as lower management fees, greater fee sharing, or performance hurdles for carried interest, and therefore we may be forced to match or otherwise revise our terms to be less favorable to us than they have been in the past;

•	some of our funds may not perform as well as competitors’ funds or other available investment products;

•	our competitors have raised or may raise significant amounts of capital, and many of them have similar investment objectives and strategies to our funds, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•	some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•	some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments;

•	some of our competitors may be subject to less regulation or less regulatory scrutiny and accordingly may have more flexibility to undertake and execute certain businesses or investments than we do and/or bear less expense to comply with such regulations than we do;

•	there are relatively few barriers to entry impeding the formation of new funds, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition;

•	some fund investors may prefer to invest with an investment manager that is not publicly traded, is smaller, or manages fewer investment products; and

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

In order to compete effectively, we may seek to enter into lines of business outside of commercial real estate and in which we have limited experience. For instance, we have limited experience with the lines of business pursued by NorthStar Corporate Income Fund (“NorthStar Corporate Fund”) and our non-diversified, closed-end management investment company.

We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased investment returns and increased risks of loss if we match investment prices, structures and terms offered by competitors. Moreover, as a result, if we are forced to compete with other investment firms on the basis of price, we may not be able to maintain our current fund fee, carried interest or other terms. There is a risk that fees and carried interest in the alternative investment management industry will decline, without regard to the historical performance of a manager. Fee or carried interest income reductions on existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and profitability. In addition, if interest rates were to rise or if market conditions for competing investment products become or are favorable and such products begin to offer rates of return superior to those achieved by our funds, the attractiveness of our funds relative to investments in other investment products could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our business, results of operations and cash flow.

The investments held by the investment funds we manage are subject to a number of inherent risks.

Our investment management results are highly dependent on our continued ability to generate attractive returns from fund investments. Investments made by our investment funds involve a number of significant risks inherent to private equity, credit and other investing, including, but not limited to, the following:

•	real estate assets are subject to risks particular to real property, including lease terminations and/or tenant defaults, any of which could reduce its return from an affected property or asset;

•	non-performing and sub-performing commercial mortgage loans, or loans that may become non-performing and sub-performing, are subject to increased risks relative to performing loans;

•	the supply of commercial mortgage loans that meets fund investment objectives and strategies will probably decrease as the economy improves, which may cause it to adjust its investment strategies;

•	commercial mortgage loans and the mortgage loans underlying CMBS investments are subject to the ability of the property owner to generate net income from operating the property, as well as the risks of delinquency and foreclosure;

•	CMBS investments are subject to the risks of the securitization process, as well as all of the risks of the underlying mortgage loans;

•	investments in non-investment grade rated loans, corporate bank debt and debt securities of commercial real estate operating or finance companies will be subject to the specific risks relating to the particular company and to the general risks of investing in real estate-related loans and securities, which may result in significant losses;

•	derivative instruments, credit default swaps and construction loans would subject such investments to increased risk of loss;

•	residential mortgage loans are subject to risks particular to investments secured by mortgage loans on residential property;

•	investments may be concentrated and will be subject to risk of default;

•	equity investments and mezzanine debt investments often rank junior to senior loans or investments made by others, which presents an increased risk of loss of the investment; and

•	limited numbers of investments, or investments concentrated in certain geographic regions or asset types, could negatively affect a fund’s performance to the extent those concentrated investments perform poorly.

We are subject to risks and liabilities in connection with sponsoring, investing in and managing new investment funds.

We sponsor, manage and serve as general partner of new investment funds. Investment in these funds may involve risks not otherwise present with a direct investment in the fund’s target assets, including, for example:

•	the possibility that investors might become bankrupt or otherwise be unable to meet their capital contribution obligations;

•	that fund agreements often restrict our ability to transfer or liquidate our interest when we desire or on advantageous terms;

•	that our relationships with the investors will be generally contractual in nature and may be terminated or dissolved under the terms of the agreements, or we may be removed as general partner, and in such event, we may not continue to manage or invest in the applicable fund underlying such relationships;

•	that disputes between us and the investors may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the investments owned by the applicable investment fund to additional risk; and

•	that we may incur liability for obligations of a partnership by reason of being its general partner.

Some of our portfolio investments will be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

Some of our portfolio investments will be in the form of positions or securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. Depending on whether these securities and other investments are classified as available-for-sale or held-to-maturity, we will value certain of these investments quarterly at fair value, as determined in accordance with GAAP. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our Class A Common Stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Valuations of certain assets in which we may invest may be difficult to obtain or unreliable. In general, third-party dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and liquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Therefore, conflicts of interest may exist to the extent that our management is involved in the determination of the fair value of our investments. Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. During periods of market uncertainty and volatility, the valuation process may be particularly challenging and more unpredictable.

Accounting rules for certain of our investments are highly complex and involve significant judgment and assumptions, and changes in such rules, accounting interpretations or our assumptions could adversely impact our ability to timely and accurately prepare our financial statements.

Accounting rules for mortgage loan sales and securitizations, valuations of financial instruments, investment consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting rules, interpretations or our assumptions could undermine our ability to prepare timely and accurate financial statements, which could result in a lack of investor confidence in our publicly filed information and could materially and adversely affect the market price of our Class A common stock.

Because certain of the management agreements with the companies that we manage that raise capital through the retail market, referred to as our Sponsored Companies, are subject to limitation or cancellation, any such termination could have a material adverse effect on our business, results of operations and financial condition.

The agreements under which we provide management and other services to our managed companies, including NorthStar Real Estate Income Trust, Inc., NorthStar Healthcare Income, Inc., NorthStar Real Estate Income II, Inc., NorthStar/RXR New York Metro Real Estate, Inc., NorthStar Corporate Income Master Fund (and its two feeder funds) (“NorthStar Corporate Income”) and NorthStar Real Estate Capital Income Master Fund (and its two feeder funds) (“NorthStar Capital Income”) (collectively, the “Sponsored Companies”), or any other non-traded company we may sponsor in the future, are renewable upon mutual consent of the parties for an unlimited number of successive one-year periods. These agreements may generally be terminated by each Sponsored Company immediately for cause, or upon 60 days’ written notice, without cause or for good reason, and expire on an annual basis, unless otherwise renewed. Further, we anticipate that our Sponsored Companies will pursue a liquidity transaction in the future and, if successful, certain liquidity transactions could result in termination or expiration of these agreements. There can be no assurance that these agreements will not expire or be terminated. Any such termination or expiration could have a material adverse effect on our business, results of operations, financial condition and prospects.

We have significant investments in real estate private equity funds and there is no assurance these investments will achieve the returns expected upon initial execution of the respective investments.

A significant portion of our investments is invested in private equity investments (“PE Investments”). PE Investments are generally illiquid and may require the consent of each applicable portfolio fund manager as a condition to a sale. As a result, we may be unable to sell and monetize our PE Investments prior to the winding up of the underlying portfolio funds. If we do sell PE Investments before maturity, we may not achieve the anticipated returns we initially expected. We may also determine to continue to guarantee deferred purchase price in connection with any sale for a period of time or indefinitely.

The success of our PE Investments in general is subject to a variety of risks, including, without limitation, risks related to: (i) the quality of the management of the portfolio funds in which we invest and the ability of such management to successfully select investment opportunities; (ii) general economic conditions; and (iii) the ability of the portfolio funds and, if applicable, us, to liquidate investments on favorable terms or at all. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the possibility that: (a) the stated NAV does not necessarily reflect the fair value of the fund interests on such date and the current fair value could be materially different; (b) the actual amount of future capital commitments underlying all of the fund interests that will be called and funded by us could vary materially from our expectations; and (c) because, among other matters, the sponsors of the private equity funds, rather than us, will control the investments in those funds, we could lose some or all of our investment. Furthermore, the timing in which we will realize proceeds, if any, could differ materially from expectations and our actual yield could be substantially lower than our assumed yield. There can be no assurance that the management team of a portfolio fund or any successor will be able to operate the portfolio fund in accordance with our expectations or that we will be able to recover on our investments. Furthermore, certain of our PE Investments may be co-invested with other companies we manage, which increases the likelihood that we could have conflicts of interest with that company.

We rely on unaffiliated managers to manage the assets held by the real estate private equity funds in which we invest.

The portfolio funds in which we invest are managed by professional investment managers unrelated to us. The returns we achieve depend in large part on the efforts and performance results obtained by the portfolio fund managers. We attempt to evaluate each portfolio fund based on an analysis of its investment portfolio from available information, such as the investment strategies of the portfolio fund, the existing assets in the portfolio fund and the performance history of other funds managed by its managers. Past performance may not, however, be a reliable indicator of future results, and portfolio fund managers, investment management personnel and investment strategies of any portfolio fund in which we invest may change without our consent. In addition, we are typically not in a position to exercise control or substantial influence over the portfolio funds. The actions taken by those holding a majority ownership interest in and/or control of a portfolio fund may not always be in our best interests and may have an adverse effect on our investment in such portfolio fund.

Our acquisitions of PE Investments in secondary transactions are based on available information and assumptions.

We generally will acquire PE Investments from one or more sellers who is/are existing limited partners in the portfolio funds in one or more transactions on the secondary market (“Secondary Transactions”). The overall performance of PE Investments acquired in a Secondary Transaction will depend largely on the acquisition price paid for such PE Investments, which may be negotiated based on incomplete or imperfect information, including valuations provided by the portfolio fund managers, which may be based on interim unaudited financial statements, research, market data or other information available to the manager. Such information may prove to be incomplete or imperfect, which could adversely affect the performance of the PE Investments. Additionally, in determining the acquisition price, we will be relying on certain assumptions with respect to the investments held by the portfolio funds, projected exit dates, future operating results, market conditions, the timing and manner of dispositions and other similar considerations. Actual realized returns on PE Investments will depend on various factors, including future operating results, market conditions at the time of disposition, legal and contractual restrictions on transfer that may limit liquidity, any related transaction costs, and the timing and manner of disposition, all of which may materially differ from the assumptions on which we relied in negotiating the acquisition price.

We may agree to a deferred component of the purchase price for the acquisition of a PE Investment, which increases our leverage and may create additional risks.

We may agree with a seller for all or a portion of the purchase price for a PE Investment acquired in a Secondary Transaction to be paid by over a period of time (a “Deferred Purchase Price Acquisition”), which increases our leverage by the amount of the deferred payment obligation. In addition, the terms of any Deferred Purchase Price Acquisition may require us to pay all or a portion of cash flows received from the portfolio funds to the seller to reduce the unpaid purchase price. Therefore, there may be little or no near term cash flow available to us following the PE Investment.

Private Equity Investments acquired in Secondary Transactions may include a pool of portfolio funds that are acquired on an “all or nothing” basis.

We may have the opportunity to acquire a portfolio of portfolio funds from a seller on an “all or nothing” basis. Certain of the portfolio funds in the portfolio may be less attractive (for commercial, tax, legal or other reasons) than others, and certain of the sponsors of such portfolio funds may be more familiar to us than others, or may be more experienced or highly regarded than others. In such cases, it may not be possible for us to carve out from such purchases those investments which we consider (for commercial, tax, legal or other reasons) less attractive. In addition, because the purchaser in a Secondary Transaction generally will step into the position of the seller, we generally will not have the ability to modify or amend a portfolio fund’s constituent documents (e.g. limited partnership agreement) or otherwise negotiate the legal or economic terms of the interests being acquired. Additionally, our acquisition of portfolio funds in a Secondary Transaction will generally be subject to the consent of each portfolio fund manager and may, in some cases, be subject to rights of first refusal or similar rights by existing portfolio fund investors. In the event a portfolio fund manager withholds its consent to a transfer to us or the investors in a portfolio fund exercise any rights of first refusal to acquire all or a portion of the interests to be transferred to us, it could adversely impact the performance of the PE Investment portfolio and us.

Private Equity Investments are short-lived assets and we may not be able to reinvest capital in comparable investments.

Our PE Investments typically are short-lived assets, with a weighted average life significantly shortly than those of other kinds of investments. Because these PE Investments are short-lived, we may be unable to reinvest the distributions received from the portfolio funds in investments with similar returns, which could adversely impact our performance.

Private Equity Investments add additional layers of fees and expenses.

We and the portfolio funds each have multiple layers of expenses and management costs that will be borne, directly or indirectly, by us. Each PE Investment generally will entail the payment of certain expenses, plus management fees and carried interest to the general partner or investment manager of each portfolio fund, which are in addition to the fees and expenses incurred directly by us. Such fees and expenses reduce our returns.

The risks associated with our businesses of the companies that we manage that could adversely affect their ability to grow their assets, generate revenue and pay our asset management fee are risks to our business.

We provide asset management and other services to the companies that we manage. In connection with these services, the companies that we manage pay us periodic asset management fees as well as certain other fees, as provided for under the governing agreements. These agreements also provide for the allocation of certain general corporate and administrative expenses, employee benefits, taxes and certain other liabilities and obligations. The risks associated with each of the businesses of the companies that we manage could adversely affect their ability to carry out their respective business plans and continue operating as going concerns. As a result, the risks to their businesses could affect their ability to pay us our asset management and other fees or reimburse us for expenses that are allocated to them, which would therefore adversely affect our ability to grow our business.

The companies that we manage are currently public companies and their filings with the SEC detail the risks associated with the businesses of the companies that we manage. These risks include, but are not limited to, the following risks that could particularly impact their ability to raise capital if applicable, maintain adequate liquidity, make new investments and pay us our asset management and other fees, thereby adversely affecting our business, results of operations and financial condition:

•	the companies that we manage rely on outside sources of capital that have been challenged by U.S. and global economic and market conditions;

•	challenging economic and financial market conditions could significantly reduce the amount of income that the companies that we manage earn on their investments and reduce the value of their investments, harming their ability to raise funds, if applicable, maintain adequate liquidity and make new investments;

•	changes in investor preferences or market conditions could limit the ability of the companies that we manage to raise funds, if applicable, or make new investments;

•	changes in tax laws, regulation or accounting rules may make certain types of investments less attractive to potential sellers and lessees, which could negatively affect the ability of the companies that we manage to increase the amount of assets of those types under management;

•	the companies that we manage face significant competition for attractive investment opportunities from other real estate investors, some of which have greater financial resources, including publicly-traded REITs, non-traded REITs, insurance companies, commercial and investment banking firms, private institutional funds, hedge funds, private equity funds and other investors and such competition may limit the amount of new investments that we are able to offer the companies that we manage;

•	the CRE equity investments of the companies that we manage, CRE debt and mortgage loans underlying their CRE securities are subject to the risks typically associated with commercial real estate, which create risks to their businesses that may adversely affect their ability to profit from those investments and raise additional funds, if applicable;

•	the companies that we manage have significant investments in certain asset classes, such as healthcare, hotels, manufactured housing communities and limited partnership interests in real estate private equity funds and the impact of adverse conditions on those specific asset classes could negatively impact their business and their ability to continue to raise capital, if applicable;

•	certain of the investments of the companies that we manage may be concentrated in a geographic location and the companies that we manage have not and do not plan to establish any investment criteria to limit their exposure to risks of geographic concentration for future investments; additionally, we have limited expertise in managing investments outside the United States and we, and the companies that we manage, may incur losses as a result;

•	economic conditions, both domestic and international, may impact the tenants/operators of the real property owned by the companies that we manage, as well as the borrowers of the commercial real estate debt originated and acquired by the companies that we manage and the commercial mortgage loans underlying the commercial mortgage backed securities (“CMBS”), in which the companies that we manage have invested, impacting the business of the companies that we manage and their ability to grow their business;

•	certain of the investments of the companies that we manage, particularly hotels and healthcare properties, are dependent upon third-party managers for their operation;

•	the companies that we manage may be required to finance renovations and capital improvements, particularly in their hotel and healthcare properties, which could result in disruptions to operations, disputes and liquidity shortages;

•	the companies that we manage are exposed to environmental, building and other laws, natural disasters and other factors beyond their control as a result of their ownership of real estate;

•	the companies that we manage have in the past and expect to continue to make opportunistic investments that may involve asset classes and structures with which they have less familiarity, thereby increasing their risk of loss, potentially adversely impacting their businesses and ability to raise additional capital, if applicable;

•	some of the companies that we manage have pursued and plan to continue to pursue expansion opportunities outside the United States and our lack of extensive expertise in international markets to-date could expose us and them to additional operating and regulatory risks;

•	the companies that we manage may be unable to complete additional securitization transactions due to, among other things, a decrease in liquidity in the commercial real estate market;

•	the companies that we manage may be unable to obtain financing required to originate or acquire investments as contemplated in their business plan and refinance existing assets, which could compel the companies that we manage to restructure or abandon a particular origination or acquisition and harm their ability to expand their businesses;

•	certain of the companies that we manage have portfolios that are highly leveraged, which may adversely affect the return on their investments or make it difficult to maintain liquidity and pay management fees to us, particularly during periods of market distress;

•	maintenance of the Investment Company Act of 1940, as amended (the “1940 Act”) exemptions of the companies that we manage imposes limits on the operations of the companies that we manage, which may adversely impact the ability of the companies that we manage to invest capital in their businesses;

•	the failure of the companies that we manage to continue to qualify as REITs would subject them to federal income tax and reduce cash available for distribution to their stockholders, adversely impacting their ability to raise capital, if applicable, and operate their business; and

•	complying with REIT, regulated investment company or business development company requirements may cause the companies that we manage to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

Challenging economic and financial market conditions could significantly reduce the amount of income the companies that we manage earn on their investments and further reduce the value of their investments.

Challenging economic and financial market conditions may result in delinquencies, non-performing assets and taking title to collateral and a decrease in the value of the property or other collateral which secures the investments of the companies that we manage, all of which could adversely affect their results of operations. The companies that we manage may incur substantial loan losses and need to establish significant provision for loan losses or impairment. Revenue from the properties of the companies that we manage could diminish significantly.

The companies that we manage hold a diversified portfolio of equity and debt investments. As a result of the economic and market conditions, revenue generated by the properties and other assets underlying any investments they may make could decrease, making it more difficult for borrowers and tenants/operators to meet their payment obligations to the companies that we manage. In addition, the value of collateral securing any of their debt investments could decrease below the outstanding principal amount of such investment. Each of these factors would increase the likelihood of default and taking title to collateral or transferring title of collateral to a third-party lender, which would likely have a negative impact on the value of the portfolios of the companies that we manage.

More generally, the risks arising from the current financial market and economic conditions are applicable to all of the investments the companies that we manage may make, including their debt investments, whether mortgage, subordinate or other loans or direct senior housing and other healthcare real estate investments, the performance of which depends on the performance of the operator to which the property is leased, whose business may be adversely impacted by these conditions.

These conditions, or similar conditions that may exist in the future, may materially adversely affect the business of the companies that we manage, their financial condition and results of operations, and their ability to make distributions to stockholders. If the companies that we manage perform poorly, we will have substantial difficulty growing our assets under management and attracting capital for new companies to manage.

Non-traded companies have been the subject of increased scrutiny by regulators and media outlets resulting from inquires and investigations initiated by FINRA and the SEC and could also become the subject of scrutiny and face difficulties in raising capital should negative perceptions develop regarding non-traded REITs. As a result, our non-traded Sponsored Companies may be unable to raise substantial funds which will limit the number and type of investments they may make and their ability to diversify their assets.

In March 2009, the Enforcement Division of the Financial Industry Regulatory Authority (“FINRA”) commenced a review of broker-dealer sale and promotion activities of non-traded companies and in connection with the review, requested information from broker-dealers with respect to sales practices. Subsequent to that review, FINRA has announced that it filed a complaint against a broker-dealer firm, charging it with soliciting investors to purchase shares in a non-traded companies without conducting a reasonable investigation to determine whether it was suitable for those investors, and with providing misleading information on its website regarding distributions to investors.

The disciplinary proceedings were settled in October 2012. Although the broker-dealer firm neither admitted nor denied the charges, the terms of the settlement required the broker-dealer firm to, among other things, pay approximately $12 million in restitution to certain investors and, in consultation with an independent consultant, make changes to its supervisory systems and training programs relating to the marketing of non-traded companies. A principal of the broker-dealer firm was also fined and suspended from the securities industry for practices related to marketing non-traded companies.

In February 2014, Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., each of their external advisors and the chief executive officer and the chief financial officer of each of the REITs entered into a cease and desist order with the SEC and agreed to pay approximately $1.5 million in civil fines in the aggregate. Although the respondents did not admit or deny any wrongdoing, the cease and desist order stated that the REITs made material misrepresentations regarding the valuation of the securities sold through their dividend reinvestment plans, had failed to maintain sufficient disclosure controls and procedures to meaningfully evaluate whether the value of the securities had changed, failed to disclose numerous related party transactions and failed to disclose significant compensation paid by the advisors to the REITs and by the founder to the executive officers of the REITs. The above-referenced proceedings and related matters have resulted in increased regulatory scrutiny from the SEC, FINRA and state regulators regarding non-traded companies. In addition, certain non-traded REIT sponsors have recently been the subject of Federal investigations, as widely reported in the press. The increased media attention and negative publicity surrounding these matters may adversely impact capital raising in the non-traded REIT industry. Furthermore, amendments to FINRA rules regarding customer account statements have been approved by the SEC and will be effective on April 11, 2016, which may significantly affect the manner in which non-traded companies raise capital. These amendments may cause a significant reduction in capital raised by non-traded companies. In addition, the Obama administration has also proposed additional rules imposing fiduciary and other standards on sales practices of broker-dealers and the impact of any such rules, if adopted, although uncertain, could adversely affect the distribution of securities by our Sponsored Companies.

As a result of this increased scrutiny and accompanying negative publicity and coverage by media outlets, FINRA may impose additional restrictions on sales practices in the independent broker-dealer channel for non-traded companies, and accordingly the non-traded companies we manage may face increased difficulties in raising capital in their offerings. Should these companies be unable to raise substantial funds in their offerings, the number and type of investments they may make will be curtailed, all of which could materially adversely affect the fee income generated from our broker-dealer that acts as the dealer manager of these offerings as well as the asset management and other fees we earn and the nature of the transactions undertaken by the non-traded companies we manage which would adversely affect our ability to grow our business. If we or the non-traded companies we manage become the subject of scrutiny, even if we have complied with all applicable laws and regulations, responding to such scrutiny could be expensive, harmful to our reputation and distracting to our management.

In addition to the management fees we receive from the companies that we manage, we are reimbursed by the companies that we manage for costs and expenses we incur on their behalf, including indirect personnel and employment costs that we allocate to the companies that we manage and disputes could arise in connection with those allocations.

We are paid substantial fees for the services we and our subsidiaries provide to the companies that we manage and we are also reimbursed by the companies that we manage for costs and expenses we incur and pay on their behalf. The companies that we manage reimburse us, subject to certain limitations and exceptions, for both direct expenses as well as indirect costs, including our personnel and employment costs. The costs and expenses that we allocate to the companies that we manage can be substantial and may involve subjective judgment and discretion. There are conflicts of interest that arise when we make allocation determinations. The companies that we manage could dispute the amount of costs we allocate to them and the methodologies we use to determine those amounts. Any dispute or investigation regarding our allocation of costs and expenses could be distracting, expensive and harmful to our reputation as well as have other adverse effects on our company and future operating performance, including the potential that the companies that we manage could seek to terminate their relationship with us.

Our executive officers and professionals face competing demands relating to their time and conflicts of interests in performing services on behalf of the companies that we manage, which may cause our operations and stockholders’ investment to suffer.

Our executives and other real estate and finance professionals may face conflicts of interest in allocating their time among the companies we manage. These conflicts of interest, as well as the loyalties of these individuals to other entities and investors, could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our reputation.

Failure of the companies that we manage to effectively perform their obligations to us and to third parties could have an adverse effect on our business and performance.

We have entered into selling agreements with certain of our Sponsored Companies and third parties pursuant to which we agreed to indemnify such third parties against certain breaches by the applicable Sponsored Company. We have and may continue to enter into similar arrangements in the future. If our Sponsored Companies fail to fulfill their obligations under these agreements, our potential liability as a result of our indemnification obligations could materially adversely affect our business and performance.

Our failure to maintain registration of NorthStar Realty Securities, LLC as a broker-dealer member in the various jurisdictions in which we will do business, comply with applicable regulatory capital requirements and other interruptions could have a material adverse effect on our business, financial condition, liquidity and results of operations.

NorthStar Securities, LLC (“NorthStar Securities”) is a member of FINRA and wholesale broker-dealer that is registered in the various jurisdictions in which our Sponsored Companies do business. NorthStar Securities must comply with various regulatory guidelines to maintain its FINRA membership and continue to operate as a wholesale broker-dealer. There is no guarantee that FINRA, the SEC or the states or territories in which it is registered will not take action against NorthStar Securities to remove its membership and/or registrations. Even if NorthStar Securities has complied with applicable rules, it could still be subjected to investigation and scrutiny that could distract our management, force us to incur substantial cost and harm our brand. If NorthStar Securities has failed to comply with applicable rules, it could be subject to enforcement actions and other penalties that could disrupt our business. Accordingly, such events would delay or potentially hinder sales of our Sponsored Companies’ securities.

NorthStar Securities is subject to various regulatory and capital requirements administered by the federal banking regulators. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NorthStar Securities must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Its capital amounts and classification are also subject to qualitative judgments by the regulators about components of its capital, risk weightings of assets, off-balance sheet transactions, and other factors. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could harm either our operations and our financial condition.

There is no assurance NorthStar Securities will be able to successfully raise capital for our Sponsored Companies or any other new entities we may manage or that it will be able to enter into any additional third-party selling agreements.

NorthStar Securities may be unable to raise capital for NorthStar/RXR New York Metro, NorthStar Corporate Fund, Corporate Income, NorthStar Capital Income or NorthStar/Townsend Institutional Real Estate Fund Inc., registered closed-end interval fund currently in registration or any other new entities that we may manage or co-manage, which would restrict our growth and harm our operations. We and NorthStar Securities have entered into, and will seek to enter into, additional third-party selling agreements in order to raise capital for our Sponsored Companies. NorthStar Securities may seek to raise capital for unaffiliated third parties. There is no assurance, however, that we will be able to enter into additional third-party selling agreements on favorable terms, or at all, which would hinder or even cease our ability to raise capital for our Sponsored Companies. If our Sponsored Companies fail to fulfill their obligations under these agreements, our potential liability as a result of our indemnification obligations could materially adversely affect our business and performance. Additionally, significant declines in asset value and reductions in distributions in our Sponsored Companies could cause us to lose third-party selling agreements and limit our ability to sign future third-party selling agreements. In addition, if the proposed DOL amendments to the definition of “fiduciary” are issued with provisions substantially similar to the proposed regulation, it could have a significant adverse effect on the marketing by NorthStar Securities of investments in shares of our Sponsored Companies to such plans or accounts. Further, recent amendments to FINRA rules regarding customer account statements could also have an adverse effect on sales of shares of our Sponsored Companies.

Our expenses may not decrease if our revenue decreases.

Many of the expenses associated with owning real estate, such as debt-service payments, payments to our asset manager, property taxes, insurance, utilities and, as applicable, employee wages and benefits, are relatively inflexible. They do not necessarily decrease in tandem with a reduction in revenue and may be subject to increases that are not tied to the performance of our assets or the increase in the rate of inflation generally. Additionally, certain costs may exceed the rate of inflation in any given period. We may be unable to offset any fixed or increased expenses. Any of our efforts to reduce operating costs also could adversely affect the future growth of our business and the value of our assets.

Risks Related to Our Financing and Hedging Activities

We may not be able to access financing sources on attractive terms, if at all, which could adversely affect our ability to execute our business plan.

We have relied and may increasingly continue to rely on outside capital to fund and grow our business in the future. We use a variety of financing sources, including mortgage notes, credit facilities, securitization financing transactions and other term borrowings, as well as preferred equity and exchangeable senior notes.

Our ability to effectively execute our financing strategy depends on various conditions in the financing markets that are beyond our control, including liquidity, health of the CMBS markets and credit spreads. While we seek non-recourse long-term financing, such financing may not be available to us on favorable terms or at all. Furthermore, even with non-recourse financing, we typically enter into guarantees for limited bad acts, environmental matters and other conditions that could impose recourse liability on us. If our strategy is not viable, we will have to find alternative forms of financing for our assets, which may include more restrictive recourse borrowings and borrowings with higher debt service that limit our ability to engage in certain transactions and reduce our cash available for distribution to stockholders. If alternative financing is not available on favorable terms, or at all, we may have to liquidate assets at unfavorable prices to pay off such financing. Our return on our investments and distributions to stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the earnings that we can derive from the assets we acquire or originate.

The documents that govern our credit facility restrict our ability to engage in certain activities and require mandatory prepayment in certain circumstances, either of which could materially adversely affect our growth prospects, financial condition and ability to make distributions to our stockholders.

The documents that govern our credit facility contain customary negative covenants and other financial and operating covenants that, among other things may:

•	restrict our and our subsidiaries’ ability to incur additional indebtedness;

•	restrict our and our subsidiaries’ ability to make certain investments;

•	restrict our and our subsidiaries’ ability to merge with another company;

•	restrict our and our subsidiaries’ ability to create, incur or assume liens;

•	restrict our and our subsidiaries’ ability to sell, transfer or restructure our assets for any reason;

•	restrict our ability to make distributions to our stockholders; and

•	require us to maintain certain financial coverage ratios.

In addition, during certain events of default resulting from nonpayment under the credit facility or certain bankruptcy events under the documents that govern our credit facility, we are restricted, in certain circumstances, from making any distributions in respect of our equity securities, including distributions to our stockholders necessary to maintain our qualification as a REIT, which could cause us to lose our REIT qualification and become subject to U.S. federal income tax.

Our credit facility permits us to incur significant indebtedness, which could require that we generate significant cash flow to satisfy the payment and other obligations under our credit facility.

We may incur significant indebtedness in connection with draws under our credit facility. This indebtedness may exceed our cash on hand and/or our cash flows from operating activities. Our ability to meet the payment and other obligations under our credit facility depends on our ability to generate sufficient cash flow in the future. Our ability to generate cash flow, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us, in amounts sufficient to enable us to meet our payment obligations under our credit facility. If we are not able to generate sufficient cash flow to service our credit facility and other debt obligations, we may need to refinance or restructure our debt, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under our credit facility, which could materially and adversely affect our liquidity.

Furthermore, our obligations under the terms of our borrowings could impact us negatively. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	restrict us from paying dividends to our stockholders;

•	increase our vulnerability to general economic and industry conditions; and

•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our borrowings, thereby reducing our ability to use cash flow to fund our operations, capital expenditures and future business opportunities.

We are subject to risks associated with obtaining mortgage financing on our real estate, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

We are subject to risks normally associated with obtaining mortgage financing, including the risks that our cash flow is insufficient to make timely payments of interest or principal, that we may be unable to refinance existing borrowings or support collateral obligations and that the terms of refinancing may not be as favorable as the terms of existing borrowing. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions or the sale of the underlying property, our cash flow may not be sufficient in all years to make distributions to stockholders and to repay all maturing borrowings. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced borrowing would increase, which could reduce our profitability, result in losses and negatively impact the amount of distributions we are able to pay to stockholders. Moreover, additional financing increases the amount of our leverage, which could negatively affect our ability to obtain additional financing in the future or make us more vulnerable in a downturn in our results of operations or the economy generally.

We use short-term borrowings to finance our investments and we may need to use such borrowings for extended periods of time to the extent we are unable to access long-term financing. This may expose us to increased risks associated with decreases in the fair value of the underlying collateral, which could have an adverse impact on our results of operations.

While we expect to seek non-recourse, non-mark-to-market, long-term financing through securitization financing transactions or other structures, such financing may be unavailable to us on favorable terms or at all. Consequently, we may be dependent on short-term financing arrangements that are not matched in duration to our financial assets. Short-term borrowing through repurchase arrangements, credit facilities and other types of borrowings may put our assets and financial condition at risk. Furthermore, the cost of borrowings may increase substantially if lenders view us as having increased credit risk during periods of market distress. Any such short-term financing may also be recourse to us, which will increase the risk of our investments. In addition, the value of assets underlying any such short-term financing may be marked-to-market periodically by the lender, including on a daily basis. If the fair value of the assets subject to such financing arrangements decline, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, such borrowings may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. These facilities may be restricted to financing certain types of assets, such as first mortgage loans, which could impact our asset allocation. In addition, such short-term borrowing facilities may limit the length of time that any given asset may be used as eligible collateral. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our income generated on such assets. In the event that we are unable to meet the collateral obligations for our short-term financing arrangements, our financial condition could deteriorate rapidly.

We may use additional leverage to execute our business strategy, which may adversely affect the return on our assets, reduce cash available for distribution to our stockholders and increase losses when economic conditions are unfavorable.

Subject to market conditions and availability and the financial covenants imposed by our credit facility and master repurchase agreement, we may use additional leverage to finance our assets through borrowings from a number of sources, including repurchase agreements, resecuritizations, securitizations, warehouse facilities and bank credit facilities (including draws under our credit facility). We may also seek to take advantage of available borrowings, if any, provided by the FDIC in connection with the acquisition of assets from the FDIC or provided under government sponsored debt programs to acquire all types of commercial real estate loans and other real estate-related assets, to the extent such assets are eligible for funding under such programs. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we may deploy for particular assets will depend on our available capital, our ability to access financing arrangements, our estimate of the stability of cash flows generated from the asset in our portfolio and our assessment of the risk-adjusted returns associated with those assets. The percentage of leverage will vary over time depending on our ability to enter into repurchase agreements, resecuritizations, securitizations, warehouse facilities and additional bank credit facilities (including term loans and revolving facilities), our ability to participate in and obtain funding under programs established by the U.S. government, available credit limits and financing rates, type and/or amount of collateral required to be pledged and our assessment of the appropriate amount of leverage for the particular assets we are funding. We may use leverage at times and in amounts deemed appropriate without approval of our board of directors or our stockholders.

To the extent that we use leverage to finance our assets, our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. We may leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls, which may require us to sell assets at significantly depressed prices due to market conditions or otherwise, and cause us to incur losses. The satisfaction of such margin calls also may reduce cash flow available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our Class A common stock to decline.

Our outstanding indebtedness and indebtedness to be incurred in the future could subject us to increased risk of loss, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

As deemed appropriate by our management in its discretion, we may incur indebtedness, which, together with our existing indebtedness, could subject us to several risks, including, among others, that:

•	Our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in:

•	acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all;

•	our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements; and/or

•	the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

•	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all.

Any repurchase agreements that we use to finance our assets may require us to provide additional collateral or pay down debt.

We are a party to a $150 million master repurchase agreement, and we may enter into additional repurchase agreements in the future. Our master repurchase agreement and any future repurchase agreements involve the risk that the market value of the loans pledged or sold by us to the repurchase agreement counterparty may decline in value, in which case the counterparty may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the counterparty could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan. In addition, in the event that the counterparty files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to bank credit facilities and increase our cost of capital. Counterparties to these transactions may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

A failure to comply with restrictive covenants in our repurchase agreements could have a material adverse effect on us.

We are subject to various restrictive covenants contained in our existing financing arrangements, including our master repurchase agreement, and may become subject to additional covenants in connection with future financings. Our master repurchase agreement requires us to maintain compliance with various financial covenants, including a minimum tangible net worth and cash liquidity, and specified financial ratios. These covenants may limit our flexibility to pursue certain investments or incur additional debt. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, this could also make it difficult for us to satisfy the distribution requirements necessary to maintain our status as a REIT for U.S. federal income tax purposes.

Our access to private sources of financing may be limited and thus our ability to maximize our returns may be adversely affected.

Even if we choose to use leverage to finance the acquisition of our target assets, our access to such sources of financing will depend upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our eligibility to participate in and access capital from programs established by the U.S. Government;

•	our current and potential future earnings and cash distributions; and

•	the market price of our Class A common stock.

Continued weaknesses in the capital and credit markets could adversely affect one or more private lenders and could cause one or more lenders to be unwilling or unable to provide us with financing or to increase the costs of such financing. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business in recent years, which has reduced the number of lending institutions and the availability of credit. Moreover, the return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. If we are unable to obtain financing on favorable terms or at all, we may have to curtail our investment activities, which could limit our growth prospects, and we may be forced to dispose of assets at inopportune times.

As market conditions continue to improve, structured financing alternatives have become more available, in addition to borrowings under warehouse and repurchase agreements, although these financing markets are still not functioning at normalized levels. Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our stockholders and other purposes. We cannot assure you that we will have access to such equity or debt capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our results of operations and growth prospects.

We may seek to utilize non-recourse long-term securitizations again in the future, and such structures may expose us to risks, which could result in losses to us.

In the future, we may seek to utilize non-recourse long-term securitizations of our investments in mortgage loans again, especially loan originations, if and when they become available and to the extent consistent with the maintenance of our REIT qualification and exemption from the 1940 Act in order to generate cash for funding new investments. This would involve conveying a pool of assets to a special purpose vehicle (or the issuing entity) which would issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes would be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we would receive the cash proceeds on the sale of non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our portfolio investments could magnify our exposure to losses on those portfolio investments because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, we cannot be assured that we will be able to access the securitization market, or be able to do so at favorable rates. The inability to consummate securitizations of our portfolio to finance our investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could adversely affect our performance and our ability to grow our business.

To the extent that we obtain additional debt financing, we expect that certain of our financing facilities may contain restrictive covenants relating to our operations, which could have a material adverse effect on our business, results of operations, ability to make distributions to our stockholders and the market value of our Class A common stock.

If or when we obtain additional debt financing, lenders (especially in the case of bank credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, the documents that govern our credit facility and our master repurchase agreement contain customary negative covenants and other financial and operating covenants that limit, among other things, our ability to incur additional indebtedness, make certain investments, merge with another company, and make distributions to our stockholders. If or when we seek to obtain additional debt financing, we could be required to agree to similar or more burdensome restrictions on our operations. Furthermore, if we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. We also may be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, this could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT for U.S. federal income tax purposes. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets.

Any warehouse facilities that we have or may obtain in the future may limit our ability to acquire assets, and we may incur losses if the collateral is liquidated.

In the event that securitization financings become available, we may utilize, if available, warehouse facilities pursuant to which we would accumulate mortgage loans in anticipation of a securitization financing, which assets would be pledged as collateral for such facilities until the securitization transaction is consummated. In order to borrow funds to acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization structure would be consummated with respect to the assets being warehoused. If the securitization is not consummated, the lender could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization is consummated, if any of the warehoused collateral is sold before the consummation, we would have to bear any resulting loss on the sale.

Our ability to transfer assets purchased in structured transactions with the FDIC is restricted, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

With respect to the loan portfolios acquired in structured transactions with the FDIC, we are restricted from conducting a sale or disposition to a single buyer of two or more assets; selling or otherwise transferring any assets to any affiliate; financing the sale of any asset; selling any asset in a transaction that provides for any recourse; or making distributions until the FDIC debt obligation has been satisfied. As a result of these restrictions, we may be unable to take actions that would otherwise be in our and our stockholders’ best interests, including, among other things, selling certain assets in order to maintain our REIT qualification and/or our exemption from registration under the 1940 Act, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Hedging against interest rate and currency exchange rate exposure may adversely affect our results of operations, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT and our exemption from the 1940 Act, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest and foreign currency exchange rates. Our hedging activity will vary in scope based on the level and volatility of these rates, the type of assets held and other changing market conditions. Such hedging may fail to protect or could adversely affect us because, among other things:

•	hedging can be expensive, particularly during periods of rising interest rates and volatility;

•	available hedges may not correspond directly with the risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from certain hedging transactions is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually adversely affect our results of operations and our ability to make distributions to our stockholders. In addition, hedging instruments involve risk since they may not be traded on regulated exchanges, guaranteed by an exchange or its clearing house and may not be regulated by any U.S. or foreign governmental authorities. Consequently, the hedging counterparty may not follow appropriate practices with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Additionally, hedging instrument transactions subject us to counterparty risk. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses. Hedging transactions executed through an exchange or with a counterparty with which we have a margining agreement may require us to post cash or equivalent securities to the exchange or counterparty to cover the difference between the market value of the security and the transaction price. While we anticipate the underlying position that we have hedged will materially offset any cash losses on hedges at the time of their realization, we may need to post significant amounts of margin in an interim period before the realization. We can provide no assurances, that our efforts to manage interest rate and foreign currency exchange rate volatility will successfully mitigate the risks of such volatility on our portfolio.

We may fail to qualify for, or not elect, hedge accounting treatment, which could have a material adverse effect on our results of operations.

Changes in application of relevant accounting standards could materially increase earnings volatility. We are subject to earnings volatility because of our use of derivatives and accounting for those derivatives. This earnings volatility may be caused by hedge ineffectiveness, which is the difference in the amounts recognized in our earnings for the changes in fair value of a derivative and the related hedged item, and by the changes in the fair values of derivatives that do not qualify for hedge accounting (referred to as economic hedges where the change in fair value of the derivative is not offset by any change in fair value on a hedged item). If we did not apply hedge accounting or fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the definition of a derivative (such as short sales), we fail to satisfy hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective, the result could be an increase in volatility of our earnings from period to period. Furthermore, if we fail to qualify for hedge accounting treatment, the losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction, which may have a material adverse effect on our results of operations.

Risks Related to Our Organization and Structure

The stock ownership limits imposed by the Internal Revenue Code for REITs and our Articles of Amendment and Restatement (the “Charter”) may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year following our first year. Our Charter, with certain exceptions, authorizes our board of directors to take those actions that are necessary and desirable to preserve our qualification as a REIT. In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, our Charter generally prohibits any person (other than a person who has been granted an exemption) from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of our capital stock (as defined in our Charter) by value or 9.8% of the aggregate of the outstanding shares of our common stock (as defined in our Charter) by value or by number of shares, whichever is more restrictive. Our board of directors may, in its sole discretion, grant, and has in certain circumstances granted, an exemption to the ownership limits, subject to certain conditions and the receipt by our board of directors of certain representations and undertakings. Our Charter also prohibits any person from (a) beneficially or constructively owning, as determined by applying certain attribution rules of the Internal Revenue Code, our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or that would otherwise cause us to fail to qualify as a REIT or to have not insignificant non-qualifying income from “related” parties or (b) transferring stock if such transfer would result in our stock being owned by fewer than 100 persons. The ownership limits imposed under the Internal Revenue Code are based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our Charter key off of the ownership at any time by any “person,” which term includes entities. These ownership limitations are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, the ownership limit on our common stock might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders, and the proposed reduction in the ownership limit could further restrict such transactions that may otherwise not be so delayed or prevented.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit our stockholders’ recourse in the event of actions not in your best interests.

Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are presumed to have acted with this standard of care.

Our Charter obligates us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our Charter and bylaws or that might exist with other companies.

Our Charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of shares entitled to case a majority of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our Company that is in the best interests of our stockholders.

Risks Relating to Ownership of our Class A Common Stock

Our distribution policy is subject to change.

Our board of directors determines an appropriate Class A common stock distribution based upon numerous factors, including REIT qualification requirements, the amount of cash flow generated from operations, availability of existing cash balances, borrowing capacity under existing credit agreements, access to cash in the capital markets and other financing sources, our view of our ability to realize gains in the future through appreciation in the value of our assets, general economic conditions and economic conditions that more specifically impact our business or prospects. Future distribution levels are subject to further adjustment based upon any one or more of these risk factors, as well as other factors that our board of directors may, from time-to-time, deem relevant to consider when determining an appropriate Class A common stock distribution and our distribution level could remain flat or decline.

Stockholders may experience substantial dilution.

We may undertake substantial offerings of our Class A common stock and securities that are convertible into our Class A common stock and may issue additional common stock in connection with acquisitions or joint ventures. If we engage in such transactions, our existing stockholders may experience immediate and substantial dilution in their percentage ownership of our outstanding Class A common stock. Furthermore, stockholders may experience dilution in the value of their shares depending on the terms and pricing of any new stock issuances and the value of our assets at such time.

Our management manages our portfolio pursuant to very broad investment guidelines, and our board of directors does not approve each investment and financing decision made by our management unless required by our investment guidelines.

Our management is authorized to follow very broad investment guidelines established by our board of directors. Our board of directors periodically reviews our investment guidelines and our portfolio of assets but does not, and is not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment guidelines. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our management. Furthermore, transactions entered into by us may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our management has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

We may be subject to the actions of activist shareholders.

Certain of the companies that formed us in the Mergers had been the subject of increased activity by activist shareholders. Responding to shareholder activism can be costly and time-consuming, disrupt our operations and divert the attention of management and our employees from executing our business plan. Activist campaigns can create perceived uncertainties as to our future direction, strategy or leadership and may result in the loss of potential business opportunities, harm our ability to attract new investors, customers and joint venture partners and cause our stock price to experience periods of volatility or stagnation. Moreover, if individuals are elected to our board of directors with a specific agenda, our ability to effectively and timely implement our current initiatives, retain and attract experienced executives and employees and execute on our long-term strategy may be adversely affected. Furthermore, there are circumstances in which our term loan financing could accelerate and various change of control payments could arise as a result of the conclusion of a proxy fight.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“Sarbanes-Oxley Act”), or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

The Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we are required to document and test our internal control procedures, our management is required to assess and issue a report concerning our internal control over financial reporting and our independent auditors are required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken and our stock price may suffer. For instance, accounting irregularities recently discovered at other companies have caused the SEC to launch an inquiry, stockholders to initiate lawsuits, executives to resign, the stock price to significantly decrease and the firm’s reputation to be questioned by stockholders and the press.

Risks Related to Ownership of our Outstanding Notes

Our exchangeable senior notes, which we assumed from NRF in connection with the Mergers, are recourse obligations to us and contain cross-default provisions.

As of January 10, 2016, $29.4 million of principal amount of our exchangeable senior notes were outstanding, of which we may be required to repurchase $13.0 million, $1.0 million and $17.4 million in June 2017, June 2019 and June 2023, respectively. These amounts are full recourse obligations of our company. If we are not able to extend, refinance or repurchase these borrowings, we may not have the ability to repay these amounts when they come due. Our inability to repay any of our exchangeable senior notes could cause the acceleration of our borrowings, which would have a material adverse effect on our business. In addition, the indenture agreements governing our exchangeable senior notes contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of borrowings under other agreements. If a cross-default occurred, we may not be able to pay our liabilities or access capital from external sources in order to refinance our borrowings. If some or all of our borrowings default and it causes a default under other borrowings, our business, financial condition and results of operations could be materially and adversely affected.

The holders of our exchangeable senior notes, which we assumed from NRF in connection with the Mergers, may elect to exchange those notes prior to maturity and we may be required to use common stock, cash or both to satisfy our exchange obligations.

Our exchangeable senior notes may be exchanged at any time prior to maturity at the option of the holder in accordance with the terms of the applicable indenture. In December 2013, NRF made a revocable election to satisfy its exchange obligations with shares of its common stock for the principal amount of the notes, as determined in accordance with the applicable indenture. Following the Mergers, such exchange obligations will be satisfied with shares of our Class A common stock, as determined in accordance with the applicable indenture. We may change our election at any time in accordance with the terms of the applicable indentures and elect to satisfy all exchanges with a combination of cash and Class A common stock, rather than only Class A common stock. As of 2015, NRF had exchanged an aggregate of $14 million principal amount of exchangeable senior notes and settled all such exchanges in shares of its common stock. These exchanges, as well as any additional exchanges we may effect in the future through settlement with shares of our Class A common stock, will exacerbate the dilutive effects to our stockholders. If we determine to use only cash to exchange our notes rather than stock, our liquidity could be negatively impacted. If the price of our common stock rises and our distributions continue to increase, the economic incentive to exchange our notes will likely increase.

We expect that the trading price of our Convertible Notes that we assumed from Colony in connection with the Mergers, will be significantly affected by changes in the market price of our Class A common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the convertible notes that we assumed from Colony in connection with the Mergers (“Convertible Notes”) will depend on a variety of factors, including, without limitation, the market price of our Class A common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control. For example, the trading price of the Convertible Notes will increase with the market price and volatility of our Class A common stock. We cannot, however, predict whether the market price of our Class A common stock will rise or fall or whether the volatility of our Class A common stock will continue at its historical level. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our Class A common stock. Moreover, we may or may not choose to take actions that could influence the volatility of our Class A common stock. Likewise, if interest rates, or expected future interest rates, rise during their term, the yield of the Convertible Notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes. Furthermore, the trading price of the Convertible Notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the Convertible Notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the Convertible Notes, which would likely negatively impact the trading price of the Convertible Notes.

The claims of holders of our Convertible Notes will be structurally subordinated to claims of creditors of our subsidiaries, because our subsidiaries will not guarantee the Convertible Notes. Our ability to repay our debt, including the Convertible Notes, depends on the performance of our subsidiaries and their ability to make distributions to us.

The Convertible Notes are not guaranteed by any of our subsidiaries. Accordingly, none of our subsidiaries is currently, and may not become, obligated to pay any amounts due pursuant to the Convertible Notes, or to make any funds available therefor. Consequently, claims of holders of the Convertible Notes will be structurally subordinated to the claims of creditors and preferred stockholders of these subsidiaries, including trade creditors. As a result, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Our ability to service our indebtedness, including the Convertible Notes, is dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. None of our subsidiaries is obligated to make funds available to us for payment on the Convertible Notes. We cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate.

If we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the Convertible Notes.

We and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. Neither the base indenture nor the supplemental indentures governing our Convertible Notes restricts our ability to incur additional indebtedness or requires us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the Convertible Notes, or any fundamental change purchase price, and our creditworthiness generally. We and our subsidiaries are, and may in the future become, parties to agreements and instruments, which, among other things, may contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests.

Servicing the Convertible Notes requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the Convertible Notes.

We expect that many investors in, and potential purchasers of, the Convertible Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Convertible Notes. Investors would typically implement this strategy by selling short the Class A common stock underlying the Convertible Notes and dynamically adjusting their short position while they hold the Convertible Notes. Investors may also implement this strategy by entering into swaps on our Class A common stock in lieu of or in addition to short selling the Class A common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our Class A common stock), including Rule 201 of SEC Regulation SHO, FINRA’s “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of securities for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the Convertible Notes to effect short sales of our Class A common stock or enter into swaps on our Class A common stock could similarly adversely affect the trading price and the liquidity of the Convertible Notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our Class A common stock, in each case on commercially reasonable terms, the trading price and liquidity of the Convertible Notes may be adversely affected.

We may not have the ability to raise funds necessary to purchase the Convertible Notes upon a fundamental change.

If a “fundamental change” occurs under the indenture or the supplemental indentures governing the Convertible Notes, holders of the Convertible Notes have the right, at their option, to require us to purchase for cash any or all of their Convertible Notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each Convertible Note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. However, we may not have sufficient funds at the time we are required to purchase the Convertible Notes surrendered therefor and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the Convertible Notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change purchase price when due, we will be in default under the indenture governing the Convertible Notes. A default under the indenture or the fundamental change itself could also constitute a default under the agreements governing our other existing and future indebtedness which would further restrict our ability to make required payments under the Convertible Notes.

We may issue additional shares of our Class A common stock or instruments convertible into our Class A common stock, including in connection with conversions of Convertible Notes, and thereby materially and adversely affect the price of our Class A common stock, and, in turn, the Convertible Notes.

We are not restricted from issuing additional shares of our Class A common stock or other instruments convertible into our Class A common stock during the life of the Convertible Notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Class A common stock. If we issue additional shares of our Class A common stock or instruments convertible into our Class A common stock, it may materially and adversely affect the price of our Class A common stock and, in turn, the price of the Convertible Notes. Furthermore, the conversion or exercise of some or all of the Convertible Notes may dilute the ownership interests of existing stockholders, and any sales in the public market of shares of our Class A common stock issuable upon any such conversion or exercise could adversely affect prevailing market prices of our Class A common stock or the Convertible Notes. In addition, the anticipated issuance and sale of substantial amounts of Class A common stock or the anticipated conversion or exercise of securities into shares of our Class A common stock could depress the price of our Class A common stock.

Holders of Convertible Notes will not be entitled to any rights with respect to our Class A common stock, but will be subject to all changes made with respect to our Class A common stock to the extent our conversion obligations include shares of our Class A common stock.

sHolders of Convertible Notes will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), until the time at which they become record holders of our Class A common stock upon conversion of the Convertible Notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a holder of Convertible Notes is deemed to be a record holder of our Class A common stock following a conversion of the Convertible Notes, such holder generally will not be entitled to vote on the amendment, but will nevertheless be subject to any changes affecting our Class A common stock.

Certain provisions in the Convertible Notes and the related indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the Convertible Notes and the related indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change under the indenture governing the Convertible Notes, holders of the Convertible Notes will have the right to require us to purchase their Convertible Notes in cash. In addition, if an acquisition event constitutes a “make-whole fundamental change” under the indenture governing the Convertible Notes, we may be required to increase the conversion rate for holders who convert their Convertible Notes in connection with such make-whole fundamental change. Our obligations under the Convertible Notes, the base indenture and the supplemental indentures could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

The Convertible Notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on either outstanding series of our Convertible Notes. However, if one or more rating agencies rates any series of our Convertible Notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the Convertible Notes and the market price of our Class A common stock could be harmed. In addition, the trading price of the Convertible Notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our debt in the future or downgrades or withdraws any such rating, or puts us on credit watch, the trading price of the Convertible Notes is likely to decline.

Risks Related to Regulatory Matters

Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations, which may have a material adverse effect on our ability to execute our business strategy.

We have conducted, and intend to continue to conduct, our operations so as not to become regulated as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority- owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. Because we are a holding company that conducts its businesses primarily through wholly-owned or majority-owned subsidiaries, the securities issued by such subsidiaries that are relying on the exception from the definition of “investment company” contained in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

Certain of our subsidiaries rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of each such subsidiary’s assets must be comprised of qualifying assets and at least 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Each of our subsidiaries relying on Section 3(c)(5)(C) relies on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. The SEC staff has not, however, published guidance with respect to the treatment of some of these assets under Section 3(c)(5)(C). To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least 50% of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

There can be no assurance that the laws and regulations governing the 1940 Act status of our Company, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. We have limited experience managing a portfolio of assets in the manner necessary to maintain our exemption under the 1940 Act. If we or our subsidiaries fail to maintain our exemption, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect the value of our Class A Common Stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of Class A Common Stock. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters. In addition, if we were required to register as an investment company, but failed to do so, we could be subject to criminal and civil actions.

Thomas J. Barrack, Jr., our Executive Chairman, controls a significant number of votes in any matter presented to our stockholders for approval, including the election of directors.

Although the Colony class B common stock issued in connection with the Combination and exchanged in the Mergers for shares of our Class B Common Stock was not designed to provide for disproportionate voting rights, the issuance of the Colony class B common stock and subsequent Mergers has resulted in Mr. Barrack controlling a significant number of votes in matters submitted to a vote of stockholders as a result of his beneficial ownership of our Class B Common Stock, including the election of directors. Mr. Barrack may have interests that differ from our other stockholders and may accordingly vote in ways that may not be consistent with the interests of those other stockholders.

Regulation of a subsidiary of our company under the Investment Advisers Act of 1940 subjects us to the anti-fraud provisions of the Investment Advisers Act of 1940 and to fiduciary duties derived from these provisions.

We have a subsidiary that is registered with the SEC as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). As a result, we are subject to the anti-fraud provisions of the Investment Advisers Act and to fiduciary duties derived from these provisions that apply to our relationships with the investment funds that we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our fund investors and our investments, including, for example, restrictions on agency, cross and principal transactions. We or our registered investment adviser subsidiaries will be subject to periodic SEC examinations and other requirements under the Investment Advisers Act and related regulations primarily intended to benefit advisory clients. These additional requirements relate to, among other things, maintaining an effective and comprehensive compliance program, recordkeeping and reporting requirements and disclosure requirements. The Investment Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements under the Investment Advisers Act include the prohibition of individuals from associating with an investment adviser, the revocation of registrations and other censures and fines.

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us, which could depress the market price of our Class A common stock.

Certain provisions of the MGCL may have the effect of inhibiting a third party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our Class A common stock, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and our company for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act, our board has exempted any business combinations between us and any person, provided that any such business combination is first approved by our board (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements do not apply to business combinations between us and any of our interested stockholders (or their affiliates). As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions in the statute. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these resolutions or exemptions will not be amended or eliminated at any time in the future. Additionally Title 3, Subtitle 8 of the MGCL (“Subtitle 8”), permits our board, without stockholder approval, to implement certain takeover defenses. Our charter contains a provision that prohibits our board from opting into any provision of Subtitle 8.

The DOL’s proposed regulation expanding the definition of fiduciary investment advice under the Employment Retirement Income Security Act (“ERISA”), could adversely affect our financial condition and results of operations.

In 2015, the DOL, proposed to amend the definition of “fiduciary” under ERISA and the Internal Revenue Code. The proposed amendment would broaden the definition of “fiduciary” and make a number of changes to the prohibited transaction exemptions relating to investments by employee benefit plans subject to Title I of ERISA or retirement plans or accounts subject to Section 4975 of the Code (including individual retirement accounts (“IRAs”)). We cannot predict whether or when the regulation may be finalized, or how any final regulation may differ from the proposed regulation. If the final regulation is issued with provisions substantially similar to the proposed regulation, it could impact our ability to raise funds through public offerings of our Sponsored Companies and our operations, which could adversely affect our financial condition and results of operations.

Extensive regulation of our business could affect our activities, result in additional burdens on our business and create the potential for significant liabilities and penalties.

Our business is subject to extensive regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which it operates around the world. Many of these regulators, including U.S. and foreign government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders, the suspension or expulsion of a broker-dealer or investment adviser from registration or memberships or the commencement of a civil or criminal lawsuit against us or our personnel. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new asset management or financial advisory clients.

In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the 1940 Act and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting its asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third party claims and our business could be materially and adversely affected. For example, the SEC recently amended Rule 506 of Regulation D under the Securities Act to impose “bad actor” disqualification provisions which ban an issuer from offering or selling securities pursuant to the safe harbor rule in Rule 506 if the issuer, or any other “covered person,” is the subject of a criminal, regulatory or court order or other “disqualifying event” under the rule which has not been waived. The definition of “covered person” under the rule includes an issuer’s directors, general partners, managing members and executive officers; affiliates who are also issuing securities in the offering; beneficial owners of 20% or more of the issuer’s outstanding equity securities; and promoters and persons compensated for soliciting investors in the offering. Accordingly, our ability to rely on Rule 506 to offer or sell securities would be impaired if we or any “covered person” is the subject of a disqualifying event under the rule and we are unable to obtain a waiver. The requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our investment funds and are not designed to protect us. Consequently, these regulations could serve to limit our activities and impose burdensome compliance requirements.

Conflicts of interest may exist or could arise in the future with the OP and its members, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise as a result of the relationships between us and our affiliates, on the one hand, and OP or any member thereof, on the other. Our directors and officers have duties to our Company and our stockholders under applicable Maryland law in connection with their management of our Company. At the same time, Colony Northstar, as sole managing member of OP, have fiduciary duties to OP and to its members under Delaware law in connection with the management of OP. Our duties to OP and its members, as the sole managing member may come into conflict with the duties of our directors and officers to our Company and our stockholders. These conflicts may be resolved in a manner that is not in the best interest of our stockholders.

Failure to maintain our exemption from registration under the 1940 Act could require us to register as an investment company or substantially change the way we conduct our business, either of which may have an adverse effect on us and the market price for shares of our Class A common stock.

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Maintenance of the applicable exemptions requires that we subject our business to certain limitations on investment and activities.

If we fail to maintain our exemption from registration as an investment company under the 1940Act, either because of changes in SEC guidance or otherwise, we could be required to, among other things: (i) substantially change the manner in which we conducts our operations to avoid being required to register as an investment company under the 1940Act; or (ii) register as an investment company. Either of (i) or (ii) could have an adverse effect on us and the market price for shares of our Class A common stock. If we are required to register as an investment company under the 1940Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Rapid changes in the values of our real estate-related investments may make it more difficult for us to maintain our qualification as a REIT for U.S. federal income tax purposes or its exemption from registration under the 1940Act.

If the market value or income potential of our real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our qualification as a REIT for U.S. federal income tax purposes or our exemption from registration as an investment company under the 1940Act. Given the illiquid nature of certain real estate investments, we can provide no assurances that we would be able to liquidate our non-qualifying assets at opportune times or prices, if at all, in order to maintain our qualification as a REIT or our exemption from registration under the 1940Act. Similarly, we can provide no assurances that we would have sufficient capital or access to capital at favorable prices, if at all, if we were required to increase our qualifying real estate assets in order to maintain our qualification as a REIT or our exemption from registration under the 1940Act. If the value of our assets fluctuates significantly, our ability to maintain our qualification as a REIT or our exemption from registration under the 1940Act may become particularly difficult, which may cause us to make investment decisions that it otherwise would not make absent the REIT and 1940Act considerations.

Compliance with the ADA, Fair Housing Act and fire, safety and other regulations may require us or our tenants/operators to make unanticipated expenditures which could adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders.

Our properties are required to comply with the ADA, which generally requires that buildings be made accessible to people with disabilities. We must also comply with the Fair Housing Act, which prohibits us and our tenants/operators from discriminating against individuals on certain bases in any of our practices if it would cause such individuals to face barriers in gaining residency in any of our facilities. In addition, our properties are required to operate in compliance with applicable fire and safety regulations, building codes and other land use regulations and licensing or certification requirements as they may be adopted by governmental agencies and bodies from time-to-time. We may be required to incur substantial costs to comply with those requirements. Changes in labor and other laws could also negatively impact us, our borrowers and our tenants/operators. For example, changes to labor-related statutes or regulations could significantly impact the cost of labor in the workforce, which would increase the costs faced by our borrowers and tenants/operators and increase their likelihood of default.

Regulatory changes in the United States could adversely affect our business.

As a result of highly publicized financial scandals, investors, regulators and the general public have exhibited concerns over the integrity of both the U.S. financial markets and the regulatory oversight of these markets. As a result, the business environment in which we operate is subject to heightened regulation. With respect to alternative asset management funds, in recent years, there has been debate in both U.S. and foreign governments about new rules or regulations, including increased oversight or taxation. As calls for additional regulation have increased, there may be a related increase in regulatory oversight of the trading and other investment activities of alternative asset management funds, including our future investment funds. Such oversight may cause us to incur additional expense and may result in fines if we are deemed to have violated any regulations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) of 2010 has changed and is expected to continue changing the regulatory environment for alternative investment funds, including investment funds that we manage and our future investment funds. Dodd-Frank expanded the registration requirements for investment advisers managing such funds, as well as subjecting large funds to supervisory oversight for purposes of assessing their potential to contribute to systemic risk. Title VII of the Dodd-Frank Act provides for significantly increased regulation of and restrictions on derivatives markets and transactions that could affect our interest rate hedging or other risk management activities, including: (i) regulatory reporting for swaps; (ii) mandated clearing through central counterparties and execution through regulated exchanges or electronic facilities for certain swaps; and (iii) margin and collateral requirements. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be assessed until implementing rules and regulations are adopted and market practice develops, the requirements of Title VII may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions and may result in us entering into such transactions on less favorable terms than prior to effectiveness of the Dodd-Frank Act and the rules promulgated thereunder. Although the SEC and other U.S. regulatory agencies have begun issuing rules and regulations to implement the requirements of Dodd-Frank, some provisions of Dodd-Frank still require the adoption of implementing regulations by the applicable agencies. Accordingly, it is not possible finally to assess Dodd-Frank’s full impact on us, our investment funds or, in some cases, the instruments in which our investment funds may invest. As the regulatory environment evolves, compliance with any new laws or regulations could be difficult and may adversely affect the value of instruments held by our investment funds or the ability of our investment funds to pursue their investment strategies.

Although the full scope of these potential regulatory changes is not yet known, such changes could have a meaningful impact on the financial industry. We may be adversely affected if new or revised legislation or regulations are enacted, or by changes in the interpretation or enforcement of existing rules and regulations imposed by the SEC, other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets and their participants. Such changes could place limitations on the type of investor that can invest in our investment funds or on the conditions under which our investment funds may acquire investments. Further, such changes may limit the scope of investing activities we may undertake for our investment funds. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Any changes in the regulatory framework applicable to our business, including the changes described above, may impose additional costs on us, require the attention of our senior management or result in limitations on the manner in which we conduct our business. Moreover, as calls for additional regulation have increased, there may be a related increase in regulatory investigations of the trading and other investment activities of alternative asset management funds, including our funds. Compliance with any new laws or regulations could make compliance more difficult and expensive, affect the manner in which we conduct our business and adversely affect our profitability.

Risks Related to Our Taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Furthermore, we own direct or indirect interests in a number of entities that have elected (or intend to elect with the filing of their tax return) to be taxed as REITs under the U.S. federal income tax laws (each, a “Subsidiary REIT”). Each Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax, (ii) our interest in such Subsidiary REIT would cease to be a qualifying asset for purposes of the asset tests applicable to REITs, and (iii) it is possible that we would fail certain of the asset tests applicable to REITs, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions. New legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Certain rules applicable to REITs are particularly difficult to interpret or to apply in the case of REITs investing in real estate mortgage loans that are acquired at a discount, subject to work-outs or modifications, or reasonably expected to be in default at the time of acquisition. In addition, our ability to satisfy the distribution and other requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

We may incur adverse tax consequences if Colony or NRF were to fail to qualify as a REIT for U.S. federal income tax purposes prior to the Mergers.

In connection with the closing of the Mergers, each of Colony and NRF received an opinion of counsel to the effect that it qualified as a REIT for U.S. federal income tax purposes under the Code through the time of the Mergers. Neither Colony nor NRF, however, requested a ruling from the Internal Revenue Service (the “IRS”) that it qualified as a REIT. If, notwithstanding these opinions, Colony’s or NRF’s REIT status prior to the Mergers were successfully challenged, we would face serious tax consequences that would substantially reduce our core funds from operations (“Core FFO”), and cash available for distribution (“CAD”), including cash available to pay dividends to our stockholders, because:

•	Colony or NRF, as applicable, would be subject to U.S. federal, state and local income tax on its net income at regular corporate rates for the years it did not qualify as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income) and we would succeed to the liability for such taxes;

•	if we were considered to be a “successor” of such entity, we would not be eligible to elect REIT status until the fifth taxable year following the year during which such entity was disqualified, unless it is entitled to relief under applicable statutory provisions;

•	even if we were eligible to elect REIT status, we would be subject to tax (at the highest corporate rate in effect at the date of the sale) on the built-in gain on each asset of Colony or NRF, as applicable, existing at the time of the Mergers if we were to dispose of such asset for up to 10 years following the Mergers; and

•	we would succeed to any earnings and profits accumulated by Colony or NRF, as applicable, for tax periods that such entity did not qualify as a REIT and we would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits to maintain our REIT qualification.

As a result of these factors, Colony’s or NRF’s failure to qualify as a REIT prior to the Mergers could impair our ability to expand our business and raise capital and could materially adversely affect the value of our stock.

In addition, even if they qualify as REITs for the duration of their existence, if there is an adjustment to Colony’s or NRF’s taxable income or dividends paid deductions, we could be required to elect to use the deficiency dividend procedure to maintain Colony’s or NRF’s, as applicable, REIT status. That deficiency dividend procedure could require us to make significant distributions to our stockholders and to pay significant interest to the IRS.

If the Operating Partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

We believe that the Operating Partnership qualifies as a partnership for U.S. federal income tax purposes. As such, it is not subject to U.S. federal income tax on its income. Instead, its partners, including us, generally are required to pay tax on their respective allocable share of the Operating Partnership’s income. No assurance can be provided, however, that the IRS will not challenge the Operating Partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the Operating Partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income and asset tests applicable to REITs and, therefore, cease to qualify as a REIT, and the Operating Partnership would become subject to U.S. federal, state and local income tax. The payment by the Operating Partnership of income tax would reduce significantly the amount of cash available to the Operating Partnership to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including us. In addition, any change in the status of the Operating Partnership for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distributions.

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially to additional state and local taxes which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. We do not intend to request a ruling from the IRS as to our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

To qualify as a REIT, we are required to satisfy certain gross income and asset tests. Our ability to satisfy the gross income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis (which, based on the types of assets we own, can fluctuate rapidly, significantly and unpredictably). Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. In addition, we will be required to make estimates of or otherwise determine the value of real property that is collateral for our mortgage loan assets. In some cases, the real property will be under construction or the subject of significant improvements, making such collateral even more difficult to value. There can be no assurance that the IRS would not challenge our valuations or valuation estimates of this collateral. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our Class A Common Stock. In addition, we would no longer be required to make distributions to stockholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the preferential tax rates available for some dividends.

Dividends payable by REITs generally are not eligible for the preferential tax rates on qualified dividend income. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our Class A Common Stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue income from mortgage loans, mortgage-backed securities (“MBS”), and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable U.S. Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification.

As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares of Class A Common Stock as part of a distribution in which stockholders may elect to receive shares of Class A Common Stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our Class A Common Stock.

Even if we continue to qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. Moreover, if we have net income from “prohibited transactions,” that income will be subject to a 100% tax. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. We are subject to U.S. federal and state income tax (and any applicable non-U.S. taxes) on the net income earned by our TRSs. Due to the nature of the assets in which we invest, we expect our TRSs will have a material amount of assets and net taxable income. Our TRS may have tax liability with respect to “phantom income” if it is treated as a “dealer” for U.S. federal income tax purposes which would require the TRS to mark to market its assets at the end of each taxable year. Any of these taxes would decrease cash available for distribution to our stockholders.

We may recognize substantial amounts of REIT taxable income, which we would be required to distribute to stockholders, in a year in which we are not profitable under U.S. GAAP or other economic measures.

We may recognize substantial amounts of REIT taxable income in years in which we are not profitable under U.S. GAAP or other economic measures as a result of the differences between U.S. GAAP and tax accounting methods. For example, we may recognize substantial amounts of COD income for U.S. federal income tax purposes (but not for U.S. GAAP purposes) due to discount repurchases of our liabilities, which could cause our REIT taxable income to exceed our U.S. GAAP income. Additionally, we may deduct our capital losses only to the extent of our capital gains and not against our ordinary income, in computing our REIT taxable income for a given taxable year. Finally, certain of our assets and liabilities are marked-to-market for U.S. GAAP purposes but not for tax purposes, which could result in losses for U.S. GAAP purposes that are not recognized in computing our REIT taxable income. Consequently, we could recognize substantial amounts of REIT taxable income and would be required to distribute such income to stockholders in a year in which we are not profitable under U.S. GAAP or other economic measures.

We may distribute our common stock in a taxable distribution, in which case stockholders may sell shares of our common stock to pay tax on such distributions, placing downward pressure on the market price of our common stock.

In order to reduce the amount of cash that we are required to distribute to shareholders, we may make taxable distributions that are payable in partly in cash and partly in common stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such distributions will be required to include the full amount of the dividend, which is treated as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such distributions in excess of the actual cash distributions received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount recorded in earnings with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we made a taxable dividend payable in cash and our common stock and a significant number of stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of MBS. The remainder of our investment in securities (other than qualified 75% asset test assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than qualified 75% asset test assets) can consist of the securities of any one issuer, and no more than 25% (20% for tax years beginning after December 31, 2017) of the value of our total assets can be represented by stock or securities of one or more TRSs. Debt instruments issued by publicly offered REITs, to the extent not secured by real property or interests in real property, qualify for the 75% asset test but the value of such debt instruments cannot exceed 25% of the value of our total assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income, increasing our income tax liability, and reducing amounts available for distribution to our stockholders. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments (or, in some cases, forego the sale of such investments) that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and, in certain cases, maintain ownership of certain attractive investments.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We are party to certain financing arrangements, and may in the future enter into additional financing arrangements, that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We own certain debt instruments that were acquired in the secondary market for less than their face amount and may in the future acquire additional debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the MBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such MBS will be made. If such MBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

In the event that any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate MBS at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

Finally, we or our TRSs may recognize taxable “phantom income” as a result of modifications, pursuant to agreements with borrowers, of debt instruments that we acquire if the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations. In addition, our TRSs may be treated as a “dealer” for U.S. federal income tax purposes, in which case the TRS would be required to mark to market its assets at the end of each taxable year and recognize taxable gain or loss on those assets even though there has been no actual sale of those assets.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income (“UBTI”), as defined in Section 512 of the Code. If we realize excess inclusion income and allocate it to stockholders, however, then this income would be fully taxable as UBTI to a tax-exempt entity under Section 512 of the Code. A foreign stockholder would generally be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income tax treaty. U.S. stockholders would not be able to offset such income with their net operating losses.

Although the law is not entirely clear, the IRS has taken the position that we are subject to tax at the highest corporate rate on the portion of our excess inclusion income equal to the percentage of our stock held in record name by “disqualified organizations” (generally tax-exempt investors, such as certain state pension plans and charitable remainder trusts, that are not subject to the tax on unrelated business taxable income). To the extent that our stock owned by “disqualified organizations” is held in street name by a broker-dealer or other nominee, the broker-dealer or nominee would be liable for a tax at the highest corporate rate on the portion of our excess inclusion income allocable to the stock held on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning our stock may also be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their record name owners that are “disqualified organizations.”

Excess inclusion income could result if a REIT held a residual interest in a real estate mortgage investment conduit (“REMIC”). In addition, excess inclusion income also may be generated if a REIT issues liabilities with two or more maturities and the terms of the payments of these liabilities bear a relationship to the payments that the REIT received on mortgage loans or mortgage-backed securities securing those liabilities. If any portion of our dividends is attributable to excess inclusion income, then the tax liability of tax-exempt stockholders, foreign stockholders, stockholders with net operating losses, regulated investment companies and other pass-through entities whose record name owners are disqualified organizations and brokers-dealers and other nominees who hold stock on behalf of disqualified organizations will very likely increase.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT-level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us. We sell loans or other assets from time to time and those sales could be treated as prohibited transactions. We cannot make any assurance that we will not be subject to the prohibited transactions tax on some income we earn.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We own certain mezzanine loans and in the future may acquire additional mezzanine loans for which the IRS has provided a safe harbor but not rules of substantive law. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets certain requirements, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. We own certain mezzanine loans and in the future may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. The IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and gross income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Under these provisions, any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets (each such hedge, a “Borrowings Hedge”), or manages the risk of certain currency fluctuations (each such hedge, a “Currency Hedge”), and such instrument is properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. This exclusion from the 95% and 75% gross income tests also applies if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

There is a risk of changes in the tax law applicable to REITs.

The IRS, the United States Treasury Department and Congress frequently review U.S. federal income tax legislation, regulations and other guidance. We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be adopted. Any legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us and/or our investors.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our Charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our TRS structure increases our overall tax liability.

We own interests in multiple portfolios of hotel and healthcare properties. Some of these properties are leased to our TRSs, which, in turn, engage “eligible independent contractors” to operate such properties. Such an arrangement is referred to as a “RIDEA structure.” We refer to the TRS lessees in our RIDEA structures as our “TRS Lessees.” Our TRS Lessees are subject to U.S. federal, state and local income tax on their taxable income, which consists of the revenues from the hotel and healthcare properties leased by our TRS Lessees, net of the operating expenses for such properties and rent payments to us. Accordingly, although our ownership of our TRS Lessees allows us to participate in the operating income from our hotel and healthcare properties in addition to receiving rent, that operating income is fully subject to income tax. The after-tax net income of our TRS Lessees is available for distribution to us.

Our ownership of TRSs is limited and our transactions with our TRSs may cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross operating income from hotels and healthcare properties that are operated by eligible independent contractors pursuant to management agreements. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s gross assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs are subject to U.S. federal, foreign, state and local income tax on their taxable income and their after-tax net income is available for distribution to us but is not required to be distributed to us. We believe that the aggregate value of the stock and securities of our TRSs is and will continue to be less than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total gross assets (including our TRS stock and securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% or 20% limitations discussed above or to avoid application of the 100% excise tax discussed above.

If our leases with our TRS Lessees are not respected as true leases for U.S. federal income tax purposes, we could fail to qualify as a REIT.

To qualify as a REIT, we are required to satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to the hotel and healthcare property leases with our TRS Lessees to qualify for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We have structured our leases, and intend to structure any future leases, so that the leases will be respected as true leases for U.S. federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization, not challenge this treatment or that a court would not sustain such a challenge. If the leases were not respected as true leases for U.S. federal income tax purposes, we could fail to satisfy either of the two gross income tests applicable to REITs and could fail to qualify for REIT status.

If our hotel and healthcare property managers do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We lease all of our hotels and a substantial portion of our healthcare properties to our TRS Lessees. A TRS Lessee will not be treated as a “related party tenant” and will not be treated as directly operating a lodging facility to the extent the TRS Lessee leases properties from us that are managed by an “eligible independent contractor.” In addition, our TRS Lessees will fail to qualify as TRSs if they lease or own a lodging or healthcare facility that is not managed by an “eligible independent contractor.”

If our hotel and healthcare property managers do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT. Each of the hotel and healthcare management companies that enters into a management contract with our TRS Lessees must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRS Lessees to be qualifying income for our REIT income test requirements and for our TRS Lessees to qualify as TRSs. Among other requirements, in order to qualify as an eligible independent contractor a manager must not own more than 35% of our outstanding shares (by value) and no person or group of persons can own more than 35% of our outstanding shares and the ownership interests of the manager, taking into account only owners of more than 5% of our shares and, with respect to ownership interests in such managers that are publicly traded, only holders of more than 5% of such ownership interests. Complex ownership attribution rules apply for purposes of these 35% thresholds. Although we intend to monitor ownership of our shares by our property managers and their owners, there can be no assurance that these ownership levels will not be exceeded.

We may lose our REIT status if the IRS successfully challenges our characterization of our income from our foreign TRSs.

We have elected to treat several non-U.S. companies, including issuers in CDO transactions, as TRSs. We will likely be required to include in our income, even without the receipt of actual distributions, earnings from our investment in the foreign TRSs. Income inclusions from equity investments in foreign corporations are technically neither actual dividends nor any of the other enumerated categories of qualifying income for the 95% gross income test. However, the IRS has issued private letter rulings to other REITs holding that income inclusions from equity investments in foreign corporations would be treated as qualifying income for purposes of the 95% gross income test. Private letter rulings may be relied upon only by the taxpayers to whom they are issued and the IRS may revoke a private letter ruling. Based on those private letter rulings, we intend to treat such income inclusions as qualifying income for purposes of the 95% gross income test. Nevertheless, no assurance can be provided that the IRS would not successfully challenge our treatment of such income as qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or we could fail to continue to qualify as a REIT.

If our foreign TRSs are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that they would have available to pay their creditors.

There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that our foreign TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. If the IRS succeeded in challenging that tax treatment, it would greatly reduce the amount that those foreign TRSs would have available to pay to their creditors and to distribute to us.

We could fail to continue to qualify as a REIT and/or pay additional taxes if the IRS recharacterizes certain of our international investments.

We have, and intend to continue make additional, property investments in international jurisdictions. Our equity in such investments is funded through the use of instruments that we believe should be treated as equity for U.S. tax purposes. If the IRS disagreed with such characterization and was successful in recharacterizing the nature of our investments in international jurisdictions, we could fail to satisfy one or more of the asset and gross income tests applicable to REITs. Additionally, if the IRS recharacterized the nature of our investments and we were to take action to prevent such REIT test failures, the actions we would take could expose us to increased taxes both internationally and in the United States.

We could be subject to increased taxes if the tax authorities in various international jurisdictions were to modify tax rules and regulations on which we have relied in structuring our international investments.

We currently receive favorable tax treatment in various international jurisdictions through tax rules, regulations, tax authority rulings, and international tax treaties.

Should changes occur to these rules, regulations, rulings or treaties, we may no longer receive such benefits, and consequently, the amount of taxes we pay with respect to our international investments may increase.

Our qualification as a REIT could be jeopardized as a result of our interest in joint ventures or investment funds.

We currently own, and intend to continue to acquire, limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures or investment funds. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to continue to qualify as a REIT unless we are able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.